Exhibit N

AGREEMENT AND PLAN OF MERGER

by and among

DIANA SHIPPING INC.,

[MERGER SUB]

and

GENCO SHIPPING & TRADING LIMITED,

Dated as of [●], 2026

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of [●], 2026 (this “Agreement”), is made by and among Diana Shipping Inc., a corporation organized under the Laws of the Republic of the Marshall Islands (“Parent”), [Merger Sub], a corporation organized under the Laws of the Republic of the Marshall Islands and a wholly owned Subsidiary of Parent (“Merger Sub”), and Genco Shipping & Trading Limited, a corporation organized under the Laws of the Republic of the Marshall Islands (the “Company”). Parent, Merger Sub and the Company are each referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, (i) the board of directors of the Company (the “Company Board”), upon the recommendation of a committee of the Company Board comprised solely of independent directors of the Company (the “Company Independent Committee”), (ii) the board of directors of Parent (the “Parent Board”), and (iii) the board of directors of Merger Sub have each approved the transactions provided for herein, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity in the Merger (the “Surviving Entity”), such that following the Merger, Parent will be the sole shareholder of the Surviving Entity and, upon the terms and subject to the conditions set forth herein, each share of Company Common Stock will be converted into the right to receive the Merger Consideration (except as provided in Section 3.1(a)(i) and Section 3.1(a)(ii));

WHEREAS, the Company Board has, upon the recommendation of the Company Independent Committee, (i) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend to the Company Shareholders that they adopt and approve this Agreement;

WHEREAS, the Company Independent Committee has determined that the Merger is fair and reasonable to, and in the best interests of, the Company and the Company Shareholders; and

WHEREAS, the Parent Board has (i) determined that it is in the best interests of Parent and Parent’s shareholders, and declared it advisable, to enter into this Agreement, and (ii) approved this Agreement and the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Confidentiality Agreement” shall have the meaning given in Section 6.6(b)(i).

“Acquisition Proposal” shall have the meaning given in Section 6.5(a).

“Action” shall mean any claim, action, suit, inquiry, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, arbitration, mediation or other investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, that neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of Parent prior to the Closing.

“Agreement” shall have the meaning given in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning given in Section 6.6(e)(i).

“Alternative Debt Financing” shall have the meaning given in Section 6.13(c).

“Alternative Debt Financing Commitment” shall have the meaning given in Section 6.13(c).

“Articles of Merger” shall have the meaning given in Section 2.3.

“Book Entry Shares” shall mean uncertificated shares of Company Common Stock represented by a book entry.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or the Republic of the Marshall Islands are authorized or obligated by Law or executive order to close.

“Change in Company Recommendation” shall have the meaning given in Section 6.6(b)(iii).

“Closing” shall have the meaning given in Section 2.3.

“Closing Date” shall have the meaning given in Section 2.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning given in the Preamble.

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“Company Articles of Incorporation” shall mean the Second Amended and Restated Articles of Incorporation of the Company effective as of July 9, 2014, as amended from time to time thereafter.

“Company Balance Sheet” shall have the meaning given in Section 4.7(a).

“Company Benefit Plan” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), each employment, termination or severance agreement and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, deferred compensation, bonus, severance, retention, fringe benefits, cash-or equity-based incentive, health, medical, dental, disability, accident, life insurance, vacation, paid time off, perquisite, severance, change of control, retention, employment, separation, retirement, pension, or savings or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its Subsidiaries, or with respect to which the Company or its Subsidiaries have or may have any liability, including any Multiemployer Plan but excluding any plan, arrangement or policy mandated by applicable Law.

“Company Board” shall have the meaning given in the Recitals.

“Company Board Recommendation” shall have the meaning given in Section 4.2(a).

“Company By-Laws” shall mean the Amended and Restated By-Laws of the Company, adopted on July 9, 2014, as amended from time to time thereafter.

“Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company Disclosure Letter” shall have the meaning given in Article IV.

“Company Equity Awards” shall mean, collectively, the Company Option Awards, the Company RSU Awards, and the Company PRSU Awards.

“Company Expense Reimbursement” shall mean an amount equal to the aggregate amount of all Expenses of the Company; provided, however, that such amount shall not exceed $[•].

“Company Funded Debt” shall mean Indebtedness for borrowed money incurred from time to time by the Company or any of its Subsidiaries under one or more of Company Funded Debt Agreements.

“Company Funded Debt Agreement” means the Existing Company Credit Agreement and each other Contract or facility pursuant to which the Company or any of its Subsidiaries has incurred Indebtedness for borrowed money, as listed on Section 1.1-2 of the Company Disclosure Letter.

“Company Incentive Plans” shall mean the Company’s Amended and Restated 2015 Equity Incentive Plan and 2014 Management Incentive Plan.

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“Company Insurance Policies” shall have the meaning given in Section 4.19.

“Company Leased Vessels” shall have the meaning given in Section 4.17(a).

“Company Material Adverse Effect” shall mean any events, circumstances, changes, developments, or effects that, individually or taken together with all other events, circumstances, changes, developments or effects, (a) are or would reasonably be expected to be material and adverse to the condition (financial or otherwise), results of operations, business, assets or properties of the Company and its Subsidiaries, taken as a whole, or (b) prevent, or would reasonably be expected to prevent, the Company from consummating the Merger before the Outside Date; provided, however, that for purposes of clause (a), “Company Material Adverse Effect” shall not include any event, circumstance, change, development, or effect to the extent arising out of or resulting from (i) any failure of the Company to meet any projections or forecasts or any decrease in the market price of the Company Common Stock (it being understood and agreed that any event, circumstance, change, development or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Company Material Adverse Effect), (ii) any events, circumstances, changes, developments or effects that affect the drybulk shipping industry generally, (iii) any general market, economic, financial or political conditions, or outbreak of hostilities or war, in the United States or elsewhere, (iv) the negotiation, execution, delivery or announcement of this Agreement, or the consummation of the Merger or other transactions contemplated hereby, including any violation or default under any Contract relating to Indebtedness of the Company or any of its Subsidiaries, (v) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request of or with the prior written consent of Parent, (vi) earthquakes, hurricanes or other natural disasters, or (vii) changes in applicable Law or GAAP, which in the case of each of clauses (ii), (iii), (vi) and (vii) do not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the drybulk shipping industry in the geographic regions in which the Company and its Subsidiaries operate.

“Company Material Contract” shall have the meaning given in Section 4.12(a).

“Company Option Award” shall mean each award of options to purchase shares of Company Common Stock, whether granted pursuant to any Company Incentive Plans or otherwise.

“Company-Owned Intellectual Property” shall have the meaning given in Section 4.15(a).

“Company Owned Vessels” shall have the meaning given in Section 4.17(a).

“Company Permits” shall have the meaning given in Section 4.5(a).

“Company Preferred Stock” shall mean the shares of preferred stock, par value $0.01 per share, of the Company.

“Company PRSU Award” shall mean each restricted stock unit award that is (i) subject to performance-based vesting and (ii) payable in shares of Company Common Stock or the value of which is determined by reference to the value of shares of Company Common Stock, whether granted under any Company Incentive Plans or otherwise.

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“Company RSU Award” shall mean each restricted stock unit award that is (i) subject to service-based vesting (and is not subject to performance-based vesting) and (ii) payable in shares of Company Common Stock or the value of which is determined by reference to the value of shares of Company Common Stock, whether granted under any Company Incentive Plans or otherwise.

“Company Qualifying Transaction” shall have the meaning given in Section 8.3(e).

“Company SEC Filings” shall have the meaning given in Section 4.6(a).

“Company Shareholder Approval” shall have the meaning given in Section 4.22.

“Company Shareholder Meeting” shall have the meaning given in Section 6.5(c).

“Company Shareholder Rights” shall mean the rights from time to time outstanding pursuant to the Company Shareholder Rights Agreement.

“Company Shareholder Rights Agreement” shall mean the Shareholder Rights Agreement, dated as of October 1, 2025, by and between the Company and Computershare Inc., a Delaware corporation, as Rights Agent thereunder (as amended, restated, supplemented or otherwise modified from time to time, including pursuant to the First Amendment thereto dated November 10, 2025).

“Company Shareholders” shall mean the holders of shares of the Company Common Stock.

“Company Stock Certificate” shall mean a valid certificate representing shares of Company Common Stock.

“Company Vessels” shall mean, collectively, the Company Owned Vessels and the Company Leased Vessels.

“Confidentiality Agreement” shall mean the non-disclosure agreement, dated as of [•], 2026, as amended from time to time, between the Company and Parent.

“Continuing Employees” shall have the meaning given in Section 6.8(a).

“Contract” shall mean any written, oral, or other agreement, contract, subcontract, lease, guarantee, note, option, arrangement, warranty, purchase order or commitment or undertaking of any nature.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letter.

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“Debt Financing Sources” shall mean the financial institutions identified in the Debt Commitment Letter, in each case, together with the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing and each other Person that commits to arrange or provide or otherwise provides the Debt Financing (or to purchase securities from or place securities or arrange or provide loans for Parent in lieu of the Debt Financing), whether by joinder to the Debt Commitment Letter or otherwise, including the parties to any joinder agreements, engagement letters, indentures, credit agreements or dealer manager agreements entered into in connection therewith, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and permitted assigns.

“Definitive Agreements” shall have the meaning given in Section 6.13(a).

“Effective Time” shall have the meaning given in Section 2.3.

“Entity” shall mean any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm or other enterprise, association, organization, or entity.

“Environmental Law” shall mean any Law or Maritime Guideline relating to pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), wildlife (including life at sea) or, as such matters relate to Hazardous Materials, human health or safety, including any Law or Maritime Guideline relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of, or exposure to, Hazardous Materials or ballast water.

“Environmental Permit” shall mean any Company Permit issued or required pursuant to any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning given in Section 3.3(a).

“Exchange Fund” shall have the meaning given in Section 3.3(a).

“Existing Company Credit Agreement” shall mean that certain Credit Agreement, dated as of August 3, 2021, by and among the Company, as borrower, the other Persons party thereto as guarantors, Nordea Bank Abp, New York Branch, as administrative agent thereunder, and the other parties thereto, as amended, restated, supplemented or otherwise modified through the date hereof.

“Expenses” shall mean all documented, out-of-pocket expenses (including all documented, out-of-pocket fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the

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Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of shareholder approvals, engaging the services of the Exchange Agent, obtaining Third Party consents, any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, court, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, board, bureau, agency, commission or self-regulatory organization.

“Hazardous Materials” shall mean (i) any pollutants, contaminants or other hazardous or toxic wastes, materials or substances listed in, defined in or regulated under any Environmental Law (ii) petroleum and petroleum products, including crude oil and any fractions thereof and (iii) polychlorinated biphenyls, methane, asbestos, and radon.

“Indebtedness” shall mean, with respect to any Person, without duplication, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Indemnified Persons” shall have the meaning given in Section 6.10(a).

“Intellectual Property” shall mean all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) applications and registrations for the foregoing.

“Interim Period” shall have the meaning given in Section 6.1(a).

“IRS” shall mean the United States Internal Revenue Service.

“knowledge” shall mean the actual knowledge of the following officers, directors and employees of the Company and Parent, as applicable, after inquiry reasonable under the circumstances: (i) for the Company: John Wobensmith, Peter Allen, and Jesper Christensen, and (ii) for Parent: Semiramis Paliou, Ioannis Zafirakis, and Lefteris Papatrifon.

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“Law” shall mean any federal, state, local, municipal, foreign, or other law, statute, constitution, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of the NYSE).

“Lien” shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, hypothecation, charge, security interest, preferential arrangement, option or other third-party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Maritime Guidelines” shall mean any United States, international or non-United States (including the Marshall Islands and Greece) Law, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Company Vessel or Parent Vessel, as applicable, and to which a Company Vessel or Parent Vessel (as applicable) is subject and required to comply with, imposed, published or promulgated by any Governmental Authority, the International Maritime Organization, such Company Vessel’s or Parent Vessel’s classification society or the insurer(s) of such Company Vessel or Parent Vessel, as applicable.

“Maximum Premium” shall have the meaning given in Section 6.10(c).

“Merger” shall have the meaning given in the Recitals.

“Merger Consideration” shall have the meaning given in Section 3.1(a)(iii).

“Merger Sub” shall have the meaning given in the Preamble.

“MIBCA” shall mean the Marshall Islands Business Corporations Act.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Newbuildings” shall mean vessels under construction or newly constructed (but not taken into possession or ownership by the Company or a Subsidiary thereof) other than Company Vessels.

“Notice of Recommendation Change” shall have the meaning given in Section 6.6(b)(iv).

“NYSE” shall mean the New York Stock Exchange.

“Order” shall mean a judgment, injunction, ruling, stipulation, arbitration award, order or decree of a Governmental Authority.

“Outside Date” shall have the meaning given in Section 8.1(b)(i).

“Parent” shall have the meaning given in the Preamble.

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“Parent Balance Sheet” shall have the meaning given in Section 5.6(a).

“Parent Board” shall have the meaning given in the Recitals.

“Parent By-laws” shall mean the Amended and Restated By-laws of Parent, as may be amended from time to time.

“Parent Charter” shall mean Parent’s Amended and Restated Articles of Incorporation, as may be amended from time to time.

“Parent Disclosure Letter” shall have the meaning given in Article V.

“Parent Expense Reimbursement” shall mean an amount equal to the aggregate amount of all Expenses of Parent; provided, however, that such amount shall not exceed $[●].

“Parent Material Adverse Effect” shall mean any events, circumstances, changes, developments, or effects that, individually or taken together with all other events, circumstances, changes, developments or effects, would reasonably be expected to prevent Parent or Merger Sub from consummating the Merger before the Outside Date.

“Parent SEC Filings” shall have the meaning given in Section 5.5(a).

“Party” and “Parties” shall have the respective meanings given in the Preamble.

“Payoff Amount” shall have the meaning given in Section 6.18.

“Permitted Liens” shall mean (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been established, (ii) Liens for assessments or other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, workers’ or similar Liens incurred in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance, and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeals bonds, bids, leases, government Contracts, performance and return of money bonds, and similar obligations, (iii) Liens that do not materially interfere with the present or proposed use of the properties or assets they affect, (iv) Liens that will be released at or prior to Closing, (v) Liens pursuant to or arising under the Company Funded Debt (or the Contracts related thereto), (vi) Liens arising under this Agreement and (vii) Liens incurred in the ordinary course of business consistent with past practice that, individually or in the aggregate, are not reasonably likely to adversely interfere in a material way with the use or affect the value of the property or assets encumbered thereby.

“Person” shall mean an individual, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act) or Entity or a government or a political subdivision, agency or instrumentality of a government.

“Post-Closing Plans” shall have the meaning given in Section 6.8(b).

“Post-Closing Welfare Plans” shall have the meaning given in Section 6.8(c).

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“Prohibited Modification” shall have the meaning given in Section 6.13(b).

“Proxy Clearance Date” shall have the meaning given in Section 6.5(c).

“Proxy Statement” shall have the meaning given in Section 4.4(b).

“Registrar” shall have the meaning given in Section 2.3.

“Representative” shall mean, with respect to any Person, such Person’s directors, officers, managers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“Required Information” shall mean the financial statements of the Company described in Section 7.b of Exhibit C to the Debt Commitment Letter.

“Rights” shall mean, with respect to any Person, securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, equity securities of such Person.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission (including the staff thereof).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Significant Subsidiary” shall mean any Subsidiary of the Company that would constitute a Significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary” shall mean an Entity of which another Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity. Except as otherwise specifically provided in this Agreement, for purposes of this Agreement, the Company (and each of its Subsidiaries) shall not be considered a Subsidiary of Parent.

“Superior Proposal” shall have the meaning given in Section 6.6(e).

“Surviving Entity” shall have the meaning given in the Recitals.

“Takeover Statutes” shall have the meaning given in Section 4.21.

“Tax” or “Taxes” shall mean any United States federal, state or local taxes, foreign taxes or other taxes of any kind, together with any interest, penalties and additions to tax, imposed by any Governmental Authority, including taxes on or with respect to income, franchises, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment and net worth, and taxes in the nature of excise, withholding, and value added taxes.

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“Tax Return” shall mean any return, report or similar statement, together with any attached schedule, that is required to be provided to a Governmental Authority with respect to Taxes, including information returns, refunds claims, amended returns and declarations of estimated Tax.

“Termination Fee” shall have the meaning given in Section 8.3(d).

“Third Party” shall mean any Person or group of Persons other than Parent, Merger Sub and their respective Affiliates.

Article II

THE MERGER

Section 2.1 Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the MIBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Entity and shall be governed by the Laws of the Republic of the Marshall Islands.

Section 2.2 Effect of the Merger. The Merger shall have the effects set forth in the applicable provisions of the MIBCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all undertakings, properties, assets, rights, privileges, immunities, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

Section 2.3 Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, or at such other place as agreed to by the Parties, at 10:00 a.m. local time on a date to be designated by Parent (the “Closing Date”), which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature cannot be satisfied prior to the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or at such other time and date as may be mutually agreed by Parent and the Company. Subject to the provisions of this Agreement, articles of merger satisfying the applicable requirements of the MIBCA (the “Articles of Merger”) shall be duly executed by the Company and, as soon as practicable following the Closing, filed with the office of the Registrar or Deputy Registrar of Corporations in the Republic of the Marshall Islands (collectively, the “Registrar”). The Merger shall become effective upon the later of (a) the date and time of the filing of the Articles of Merger or (b) such later date and time as may be specified in the Articles of Merger as agreed to by the Parties. The date and time the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 2.4 Organizational Documents; Directors and Officers. At the Effective Time:

(a) the Company Articles of Incorporation shall be amended to conform to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time (with such modifications as may be necessary so that the name of the Surviving Entity shall be “Genco Shipping & Trading Limited”);

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(b) the Company By-Laws shall be amended to conform to the by-laws of Merger Sub as in effect immediately prior to the Effective Time (with such modifications as may be necessary so that the name of the Surviving Entity shall be “Genco Shipping & Trading Limited”); and

(c) the directors and officers of the Surviving Entity immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Surviving Entity’s articles of incorporation and by-laws.

Article III

EFFECT OF THE MERGER

Section 3.1 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company, Parent or Merger Sub:

(i) each share of Company Common Stock then owned by the Company or any other wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) each share of Company Common Stock then owned by Parent, Merger Sub, or any other wholly owned Subsidiary of Parent shall remain outstanding as a share of common stock of the Surviving Entity;

(iii) except as provided in clauses (i) - (ii) of this Section 3.1(a) and subject to Sections 3.1(b), each share of Company Common Stock then outstanding shall automatically be converted into the right to receive $23.50 in cash, without interest (“Merger Consideration”); and

(iv) the shares of capital stock of Merger Sub then outstanding shall be converted in the aggregate into that number of shares of common stock of the Surviving Entity equal to the sum of (x) the number of shares of Company Common Stock that are converted into the right to receive Merger Consideration pursuant to clause (iii) of this Section 3.1(a), plus (y) the quotient of (i) the sum of the aggregate amount of cash payable in respect of the Company Equity Awards in accordance with Section 3.4 and the Payoff Amount, divided by (ii) the Merger Consideration.

(b) Without limiting the other provisions of this Agreement and subject to Section 6.1, if at any time during the period between the date of this Agreement and the Effective Time the outstanding shares

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of Company Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization, or other similar transaction or event, or there occurs a record date with respect to any of the foregoing then, in each case other than with respect Company Shareholder Rights becoming exercisable as a result of Parent, Merger Sub or any of its Affiliates or Representatives becoming an “Acquiring Person” (as defined in the Company Shareholder Rights Agreement), the Merger Consideration shall be appropriately adjusted.

Section 3.2 Closing of the Company’s Transfer Books. At the Effective Time: (a) all holders of shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company other than the right to receive the Merger Consideration, and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, any shares of Company Common Stock are presented to the Exchange Agent or to the Surviving Entity or Parent, such shares of Company Common Stock shall be canceled and shall be exchanged as provided in Section 3.3.

Section 3.3 Exchange Procedures.

(a) Prior to the Effective Time, Parent shall appoint the Company’s transfer agent or such other bank or trust company reasonably satisfactory to the Company to act as exchange agent in the Merger (the “Exchange Agent”) for the purpose of paying the Merger Consideration payable in respect of Company Common Stock pursuant to Section 3.1(a)(iii). Prior to or as of the Effective Time, Parent shall deposit (or cause to be deposited) with the Exchange Agent cash in an amount sufficient to make all payments of the Merger Consideration in respect of the Company Common Stock pursuant to Section 3.1(a)(iii) (collectively, the “Exchange Fund”). The Exchange Fund shall be invested as directed by Parent and any and all interest or other amounts earned with respect thereto shall be paid to Parent. The Company shall direct its transfer agent to deliver a list of Company Shareholders of record to the Exchange Agent at least two (2) Business Days prior to the Closing and on the Closing Date.

(b) As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to the record holders of Company Common Stock (i) with respect to record holders of Company Common Stock represented by Company Stock Certificates, (A) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Stock Certificates to the Exchange Agent), and (B) instructions for use in effecting the surrender of such holder’s Company Stock Certificates in exchange for the Merger Consideration, and (ii) with respect to holders of Company Common Stock represented by Book Entry Shares, customary instructions for use in effecting the surrender of Book Entry Shares in exchange for the Merger Consideration payable with respect thereto, it being understood that exchange of any Book Entry Shares shall be effected in accordance with the Exchange Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a Company Stock Certificate or Book Entry Share to the Exchange Agent for exchange, together with a duly executed letter of transmittal for Company Stock Certificates and such other documents as may be reasonably required

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by the Exchange Agent or Parent, the holder of such Company Stock Certificate or Book Entry Share shall be entitled to receive in exchange therefor the Merger Consideration. Until surrendered as contemplated by this Section 3.3, each Company Stock Certificate or Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration pursuant to Section 3.1(a)(iii). If any Company Stock Certificate shall have been lost, stolen, or destroyed, Parent or the Exchange Agent may, in its discretion and as a condition precedent to the payment of the Merger Consideration, require the owner of such lost, stolen, or destroyed Company Stock Certificate to provide an appropriate affidavit of loss and to deliver a bond (in such sum as Parent or the Exchange Agent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent, or the Surviving Entity with respect to such Company Stock Certificate.

(c) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates or Book Entry Shares as of the date one year after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 3.3 shall thereafter look only to the Surviving Entity for satisfaction of their claims for the Merger Consideration payable in accordance with Section 3.1(a)(iii), in each case without interest thereon.

(d) Each of the Exchange Agent, Parent, the Surviving Entity, and any applicable withholding agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any provision of United States state or local Tax Law or non-United States Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such withheld amounts shall be (i) paid over to the appropriate Governmental Authority and (ii) treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) None of Parent, Merger Sub, the Company, the Surviving Entity or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder or former holder of shares of Company Common Stock or to any other Person for any cash or other amounts, properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders, their successors, assigns or personal representatives previously entitled thereto or any other Person.

Section 3.4 Company Equity Awards.

(a) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Incentive Plans) will adopt such resolutions or take such other actions as may be required to effect the following:

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(i) each Company Option Award, whether vested or unvested, that has a per-share exercise price that is less than the Merger Consideration and that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be canceled and converted into the right to receive an amount in cash (less applicable Tax withholdings), without interest, equal to the product of (A) the excess of the Merger Consideration over the exercise price per share of such Company Option Award and (B) the total number of shares of Company Common Stock that remain subject to such Company Option Award;

(ii) each Company Option Award that has a per-share exercise price that is greater than or equal to the Merger Consideration, whether or not exercisable or vested and that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be canceled and the holder of such Company Option Award shall not be entitled to receive any payment in exchange for such cancelation;

(iii) each Company RSU Award that is unvested or unpaid as of immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be canceled and converted into the right to receive an amount in cash (less applicable Tax withholdings), without interest, equal to the sum of (A) the product of (I) the Merger Consideration and (II) the total number of shares of Company Common Stock that remain subject to such Company RSU Award and (B) any accrued but unpaid dividend equivalent payments granted in tandem with such Company RSU Award;

(iv) each Company PRSU Award that is unvested or unpaid as of immediately prior to the Effective Time shall, as of the Effective Time, become vested (assuming that all applicable performance goals were achieved at target level of performance and the target number of shares of Company Common Stock subject to such Company PRSU Award were earned (such number of shares, “Target Shares”)) and be canceled and converted into the right to receive an amount in cash (less applicable Tax withholdings), without interest, equal to the sum of (A) the product of (I) the Merger Consideration and (II) the Target Shares, and (B) any accrued but unpaid dividend equivalent payments granted in tandem with the Target Shares;

(v) as of the Effective Time, the Company Incentive Plans shall be terminated and no further Company Equity Awards or other rights with respect to Company Common Stock shall be granted thereunder; and

(vi) following the Effective Time, no Company Equity Award shall remain outstanding and each former holder of any such Company Equity Award shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.4(a).

(b) The Surviving Entity or its applicable Subsidiary shall, and Parent shall cause the Surviving Entity or its applicable Subsidiary to, pay to the former holders of Company Equity Awards the amounts described in Section 3.4(a), less any Taxes required to be withheld under applicable Law with respect to such payments, as soon as practicable following the Closing Date through the payroll system of the Surviving Entity or its applicable Affiliate, but not later than ten (10) Business Days following the Closing Date;

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provided, that such payments shall be made at such other time or times following the Closing Date consistent with the terms of the Company Equity Awards to the extent necessary to avoid the imposition of additional Tax under Section 409A of the Code.

Section 3.5 Further Action. If, at any time after the Effective Time, any further action is necessary, desirable or proper to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title, and possession of and to all undertakings, properties, assets, rights, privileges, immunities, powers and franchises of Merger Sub and the Company, the officers and directors of the Surviving Entity and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company, and otherwise) to take such action.

Article IV

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except (i) as set forth in the disclosure letter that has been prepared by the Company and delivered by the Company to Parent prior to the date hereof in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Company Disclosure Letter with respect to any Section or subsection of this Article IV shall be deemed disclosed with respect to any other Section or subsection of this Article IV to the extent such relationship is reasonably apparent on the face of such disclosure) or (ii) as disclosed in Company SEC Filings from December 31, 2024 until the date of this Agreement to the extent such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties (other than any forward looking disclosures set forth in any risk factor section, any disclosures in any section related to forward looking statements and any other disclosures therein to the extent they are primarily predictive or forward-looking in nature) (provided, that, notwithstanding the foregoing, in no event shall any disclosure in the Company SEC Filings qualify or limit the representations and warranties in Section 4.3 (Capital Structure), Section 4.4 (No Conflict; Required Filings and Consents), Section 4.21 (Takeover Statutes), Section 4.22 (Required Shareholder Vote), and Section 4.23 (Brokers)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization and Good Standing; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of the Marshall Islands and has the requisite organizational power and authority to own or use its properties and assets that it purports to own or use, and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned or used by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

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(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own or use its properties and assets that it purports to own or use, and to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned or used by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Section 4.1(c) of the Company Disclosure Letter lists each of the Subsidiaries of the Company and sets forth as to each the type of entity, its jurisdiction of organization and, except in the case of the Company, its shareholders or other equity holders.

Section 4.2 Authority.

(a) The Company has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated by this Agreement. Except for the Company Shareholder Approval, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Except for approvals that have been previously obtained and the Company Shareholder Approval, no other votes or approvals on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. The Company Board (upon the recommendation of the Company Independent Committee) at a duly held meeting has, by unanimous vote of the directors present and voting (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the consummation of the Merger and the other transactions contemplated hereby, (ii) directed that the Merger be submitted for consideration at the Company Shareholder Meeting, and (iii) resolved to recommend that the Company Shareholders vote in favor of the adoption and approval of this Agreement and the approval of the Merger and the other transactions contemplated hereby (the “Company Board Recommendation”) and to include such recommendation in the Proxy Statement, subject to Section 6.5.

(b) This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law)).

Section 4.3 Capital Structure.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 100,000,000 shares of Company Preferred Stock.

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(b) As of the date hereof:

(i) [43,317,810] shares of Company Common Stock are issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable;

(ii) [634,884] shares of Company Common Stock are subject to or otherwise deliverable in connection with outstanding Company RSU Awards issued pursuant to the Company Incentive Plans;

(iii) [244,857] shares of Company Common Stock are subject to or otherwise deliverable in connection with outstanding Company PRSU Awards (at the target level of performance) issued pursuant to the Company Incentive Plans;

(iv) [71,462] shares of Company Common Stock are subject to or otherwise deliverable in connection with outstanding Company Stock Options issued pursuant to the Company Incentive Plans, with such outstanding Company Stock Options having a weighted average exercise price of $[9.91];

(v) [●] shares of Company Common Stock are reserved for issuance pursuant to the Company Incentive Plans for awards not yet granted;

(vi) no shares of Company Preferred Stock are issued or outstanding;

(vii) no shares of Company Common Stock are held in the treasury of the Company; and

(viii) 60,000 shares of Company Preferred Stock are reserved for issuance upon exercise of the Company Shareholder Rights.

(c) The Company has made available to Parent a correct and complete list of all outstanding Company Equity Awards, including the holder (by employee identification number), type of Company Equity Award, date of grant, number of shares of Company Common Stock underlying such award (and, if applicable, assuming achievement of the applicable performance metrics at the target level of performance), whether such Company Equity Award is intended to qualify as an “incentive stock option” under Section 422 of the Code, the Company Incentive Plan pursuant to which the Company Equity Award was granted, and, where applicable, the per-share exercise price and expiration date.

(d) Except as set forth in Section 4.3(d) of the Company Disclosure Letter or in Section 4.3(b) above, as of the date hereof, there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any equity interest in the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such equity interests.

(e) There are no bonds, debentures, notes, or other Indebtedness or, except for the Company Common Stock, other securities of the Company having the right to vote (or convertible

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into, or exchangeable for, securities having the right to vote) on any matters on which the Company Shareholders may vote. Neither the Company nor any of its Subsidiaries has any Contract or other obligation to repurchase, redeem, or otherwise acquire any shares of Company Common Stock or any capital stock of any of the Company’s Subsidiaries, or make any investment (in the form of a loan, capital contribution, or otherwise) in any of the Company’s Subsidiaries or any other Person. None of the outstanding equity securities or other securities of the Company or any of its Subsidiaries was issued in violation of the Securities Act or any other Law. Neither the Company nor any of its Subsidiaries owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business. Except for this Agreement, there are no voting trusts, proxies or other Contracts to which either the Company or its Subsidiaries is a party or by which any of them is bound with respect to the holding, voting or disposition of any units, shares or any equity interests of the Company or its Subsidiaries, except pursuant to the Company Articles of Incorporation, the Company By-Laws or the organizational documents of the Company’s Subsidiaries.

(f) All of the outstanding shares of capital stock of each of the Subsidiaries of the Company that is a corporation are duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or any of its Subsidiaries is free and clear of all Liens. All equity interests in each of the Subsidiaries of the Company that is a partnership or limited liability company are duly authorized and validly issued and each such equity interest owned by the Company or any of its Subsidiaries is free and clear of all Liens, other than Liens arising under the Company Funded Debt Agreements.

Section 4.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, directly or indirectly (with or without lapse of time or both) (i) assuming receipt of the Company Shareholder Approval, contravene, conflict with or violate any provision of (A) the Company Articles of Incorporation or Company By-Laws or any equivalent organizational or governing documents of any Subsidiary of the Company or (B) any resolution adopted by the Company Board, the Company Shareholders, or the board of directors or the shareholders of the Company’s Subsidiaries, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained, all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, contravene, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii) except as set forth in Section 4.4(a) of the Company Disclosure Letter, contravene, conflict with, or result in a violation or breach of any provision of, result in the loss of any benefit or the imposition of any additional payment or other liability under, give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate, redeem, or modify any Contract to which the Company is a party, exercise any change in control or similar put rights with respect to, or to require a greater rate of interest on, any debt obligations of the Company or (iv) result in the imposition or creation of any Lien upon or with respect to any of the assets or properties owned or used by the Company or any of its Subsidiaries except, as to clauses (ii), (iii), and (iv), respectively, for any such conflicts, violations,

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breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) a proxy statement in preliminary and definitive form relating to the Company Shareholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of the Articles of Merger and the acceptance for record by the Registrar of the Articles of Merger pursuant to the MIBCA, and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.5 Permits; Compliance With Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.14, which are addressed solely therein, the Company and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for the Company and each of its Subsidiaries to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any claim, notice or other communication (whether oral or written) nor has any knowledge indicating that the Company or any of its Subsidiaries is currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is or since January 1, 2024 has been in conflict with, or in default or violation of (i) any Law applicable to the Company or any of its Subsidiaries or by which any property or assets of the Company or any of its Subsidiaries is bound (except for Laws addressed in Section 4.10, Section 4.14, Section 4.17 or Section 4.18), or (ii) any Company Permits (except for

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the Company Permits addressed in Section 4.14), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2024, any written notice or other written communication from any Governmental Authority or any other Person regarding, nor has any knowledge of, any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, except for any such violations or failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6 SEC Filings.

(a) The Company has filed on a timely basis with the SEC all forms, reports, schedules, statements and documents required to be filed by it with the SEC under the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2024 (collectively, the “Company SEC Filings”). Each Company SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of the Company is separately subject to the periodic reporting requirements of the Exchange Act. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted, supplied, or otherwise made available to the SEC.

(b) The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those Entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information

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required to be included in the Company’s periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act, none of the Company or any of its Subsidiaries has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 promulgated under the Exchange Act).

(c) To the knowledge of the Company, none of the Company SEC Filings is the subject of ongoing SEC review and the Company has not received any comments from the SEC with respect to any of the Company SEC Filings since January 1, 2024 which remain unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting the Company which has not been adequately addressed. None of the Company SEC Filings is, as of the date hereof, the subject of any confidential treatment request by the Company.

Section 4.7 Financial Statements; No Undisclosed Liabilities.

(a) Each of the consolidated financial statements contained or incorporated by reference in the Company SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, complied with the rules and regulations of the SEC as of the date of filing of such Company SEC Filings, was prepared (except as indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and the omission of notes to the extent permitted by Regulation S-X promulgated by the SEC). The consolidated balance sheet included in the Company’s most recent Annual Report on Form 10-K is referred to herein as the “Company Balance Sheet.”

(b) None of the Company or its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise), except for liabilities or obligations (i) reflected or reserved against in the Company Balance Sheet (including in the notes thereto), (ii) incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet or (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.8 Disclosure Documents.

(a) None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference the Proxy Statement will, at the date it is first mailed to the Company Shareholders, at the time of the Company Shareholder Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any of its Subsidiaries or other information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion

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therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b) The representations and warranties contained in this Section 4.8 will not apply to statements or omissions included in the Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

Section 4.9 Absence of Certain Changes or Events. Since December 31, 2025 until the date of this Agreement, except as set forth in Section 4.9 of the Company Disclosure Letter or as contemplated by this Agreement, (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice and (b) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance exists that would be reasonably likely to result in a Company Material Adverse Effect.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10 of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. None of Company or any Subsidiary of Company has any liability for any prohibited transaction or accumulated funding deficiency (within the meaning of Section 431 of the Code) or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan which is subject to ERISA, which in each case has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to each Company Benefit Plan, Company and each Subsidiary of Company is in compliance in all respects with all applicable provisions of ERISA, other than as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, there is no fact, event or existing circumstances that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) Except as set forth in Section 4.10(c) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will: (i) entitle any employee, director or consultant of the Company or any of its Subsidiaries to severance pay or any increase in severance pay under any of the Company Benefit Plans upon any termination of employment on or after the date of this Agreement, (ii) accelerate the time of payment, vesting or funding or result in any payment of compensation or benefits under, or increase the amount or value of any payment to any employee, officer or director of the Company or any of its Subsidiaries, or could limit the right to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust or (iii) result in payments or benefits under any Company Benefit Plan which would not be deductible under Section 162(m) or Section 280G of the Code.

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Section 4.11 Absence of Labor Dispute. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, no labor dispute, strike, walkout or other labor disturbance by the employees of Company or any Subsidiary of Company exists or, to the knowledge of the Company, is imminent.

Section 4.12 Material Contracts.

(a) Except for Contracts listed in Section 4.12(a) of the Company Disclosure Letter or included as an exhibit to the Company’s Form 10-K for the fiscal year ended December 31, 2025, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract:

(i) that is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;

(ii) pursuant to which or with respect to which the Company or any of its Subsidiaries and any director, officer, or Affiliate of the Company or any of its Subsidiaries (excluding in each case Parent) are parties or beneficiaries;

(iii) that obligates the Company or any of its Subsidiaries to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $[•] and is not cancelable within 90 days without material penalty to the Company or any of its Subsidiaries;

(iv) that contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Company or any of its Subsidiaries, or that otherwise restricts the lines of business conducted by the Company or any of its Subsidiaries or the geographic area in which the Company or any of its Subsidiaries may conduct business;

(v) that (A) is an agreement to which any Governmental Authority is a party or under which any Governmental Authority has any rights or obligations or (B) is intended to directly or indirectly benefit any Governmental Authority (including any subcontract or other Contract between the Company or any of its Subsidiaries and any contractor or subcontractor to any Governmental Authority);

(vi) which obligates the Company or any of its Subsidiaries to indemnify any past or present directors, officers, trustees, employees or agents of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries is the indemnitor;

(vii) which constitutes Indebtedness of the Company or any of its Subsidiaries with a principal amount outstanding as of the date hereof greater than $[•];

(viii) that is an employment agreement with any executive officer of the Company or any of its Subsidiaries;

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(ix) which requires the Company or any of its Subsidiaries to dispose of or acquire assets or properties (including any Company Vessel) with a fair market value in excess of $[•], or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(x) that constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a hedging transaction;

(xi) that sets forth the operational terms of a material joint venture, partnership, limited liability company or strategic alliance of the Company or any of its Subsidiaries;

(xii) that constitutes a loan to any Person (other than a wholly owned Subsidiary of the Company) by the Company or any of its Subsidiaries in an amount in excess of $[•];

(xiii) relating to any material ship-sales, memoranda of agreement or other vessel acquisition Contract for Newbuildings and secondhand vessels currently contracted for by the Company or other material Contracts with respect to Newbuildings and the financing thereof, including performance guarantees, counter guarantees, refund guarantees, material supervision agreement, material plan verification services agreements, and future charters;

(xiv) pursuant to which a Company Vessel is leased or chartered by the Company to a Third Party;

(xv) that is a management agreement, crewing agreement or financial lease (including sale/leaseback or similar arrangements) with respect to any Company Vessel involving annual payments in excess of $[•], other than any such agreement or financial lease that is terminable by the Company or its Subsidiaries without fee or penalty upon 90 days’ or less prior notice;

(xvi) that is a confidentiality or standstill agreement relating to any actual or potential Acquisition Proposal (other than the Confidentiality Agreement); or

(xvii) that, if breached or terminated, could reasonably be expected to have a Company Material Adverse Effect.

Each Contract described in clauses (i) through (xvii) above to which the Company or any of its Subsidiaries is a party or by which it is bound is referred to herein as a “Company Material Contract.”

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

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Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. Neither the Company nor any of its Subsidiaries has received any claim, notice or other communication (whether oral or written) of any violation or default under any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.13 Litigation. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the knowledge of the Company, threatened by or before any Governmental Authority, nor, to the knowledge of the Company, is there any investigation pending by any Governmental Authority, in each case, against the Company or any of its Subsidiaries and (b) neither the Company nor any of its Subsidiaries, nor any of the Company’s or any of its Subsidiaries’ respective assets or properties, is subject to any outstanding Order of any Governmental Authority.

Section 4.14 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i) The Company, each of its Subsidiaries and each of the Company Vessels are in compliance with applicable Environmental Laws, have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits;

(ii) Neither the Company nor any of its Subsidiaries has received any written notice, demand, letter or claim alleging that the Company or any such Subsidiary or Company Vessel is in violation of, or liable under, any Environmental Law or that any Order has been issued against the Company or any of its Subsidiaries or otherwise with respect to any Company Vessel which remains unresolved. There is no Action or request for information pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or otherwise with respect to any Company Vessel under any applicable Environmental Law;

(iii) Neither the Company nor any of its Subsidiaries has entered into or agreed to any Order or is subject to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no Action is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or otherwise with respect to any Company Vessel under any applicable Environmental Law;

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(iv) Neither the Company nor any of its Subsidiaries has assumed, by Contract or operation of Law, any liability under any Environmental Law or relating to any Hazardous Materials, or is an indemnitor in connection with any threatened or asserted Action by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; and

(v) Neither the Company nor any of its Subsidiaries has caused, and to the knowledge of the Company, no Third Party has caused, any release of or exposure to a Hazardous Material that could reasonably be expected to result in any Action affecting or to require investigation or remedial action by the Company or any of its Subsidiaries under any Environmental Law.

(b) This Section 4.14 contains the exclusive representations and warranties of the Company with respect to environmental matters.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth, as of the date hereof, a correct and complete list of all material Intellectual Property owned by the Company or any of its Subsidiaries (the “Company-Owned Intellectual Property”) that is registered or subject to an application for registration (including the jurisdictions where such Company-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate).

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the registered Company-Owned Intellectual Property. No Company-Owned Intellectual Property has been abandoned in the last 180 days, except to the extent that such abandonment would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries, in the aggregate, are the exclusive owners of the Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens), (ii) the Company and its Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as it is currently conducted, (iii) the conduct of the business of the Company and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iv) there are no pending or, to the knowledge of the Company, threatened claims, in writing, with respect to any of the Intellectual Property rights owned by the Company or any of its Subsidiaries and (v) to the knowledge of the Company, no Third Party is currently infringing or misappropriating Intellectual Property owned by the Company or any of its Subsidiaries. The Company and its Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

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Section 4.16 Property. The Company and its Subsidiaries have good, valid and, in the case of real property, marketable title to, or valid leasehold or sublease interests or other comparable Contract rights in or relating to, all of the real property and other tangible assets used in or necessary for the conduct of their business as currently conducted, including good and valid title to all real property and other tangible assets reflected in the latest audited financial statements included in the Company SEC Filings as being owned by the Company and its Subsidiaries or acquired after the date thereof (other than property sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Liens except for Permitted Liens and Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are collectively the lessee of all property material to the business of the Company and its Subsidiaries which is purported to be leased by the Company and its Subsidiaries and are in possession of such properties, and each lease for such property is valid and in full force and effect without default thereunder by the lessee or the lessor, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all items of equipment and other tangible assets owned by or leased to the Company and its Subsidiaries are sufficient for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted), and are sufficient for the conduct of the business of the Company and its Subsidiaries in the manner in which such business is currently being conducted and is proposed to be conducted. Section 4.16 of the Company Disclosure Letter lists all material real property and any material interest in real property owned by the Company or any of its Subsidiaries.

Section 4.17 Vessels; Maritime Matters.

(a) Section 4.17(a) of the Company Disclosure Letter contains a list of all vessels owned as of the date hereof by the Company or its Subsidiaries (the “Company Owned Vessels”) or chartered-in as of the date hereof by the Company or any of its Subsidiaries (the “Company Leased Vessels”), including the name, registered owner, capacity (gross tonnage or deadweight tonnage, as specified therein), year built, classification society, official number, flag state, and whether such Company Vessel is currently operating in the spot market or time charter market, of each Company Owned Vessel and Company Leased Vessel. Each Company Vessel is operated in compliance with all applicable Maritime Guidelines and Laws, except where such failure to be in compliance would not have a Company Material Adverse Effect. The Company or its applicable Subsidiary is qualified to own and operate the Company Owned Vessels under applicable Laws, including the Laws of each Company Owned Vessel’s flag state, except where such failure to be qualified would not have a Company Material Adverse Effect. Each Company Vessel is seaworthy and in good operating condition, has all national and international operating and trading certificates and endorsements, each of which is valid, that are required for the operation of such Company Vessel in the trades and geographic areas in which it is operated, except where such failure would not have a Company Material Adverse Effect.

(b) Each Company Vessel is classed by a classification society which is a member of the International Association of Classification Societies and is materially in class with all class and trading certificates valid through the date of this Agreement and, to the knowledge of the Company, (i) no event has occurred and no condition exists that would cause such Company Vessel’s class to be suspended or withdrawn and (ii) is free of average damage affecting its class.

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(c) With respect to each of the Company Owned Vessels, as of the date hereof, the Company or one of its Subsidiaries, as applicable, is the sole owner of each such Company Owned Vessel and has good title to such Company Owned Vessel, free and clear of all Liens other than Permitted Liens and Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.18 Taxes.

(a) The Company and each of its Subsidiaries has filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them.

(b) (i) There are no audits or other Actions pending with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries; (ii) no deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; and (iv) neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of United States state or local income Tax Law or non-United States income Tax Law).

(c) Since its inception, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than (i) in the ordinary course of business or consistent with past practice or (ii) transfer or similar Taxes arising in connection with sales of property.

(d) The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any foreign Laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(e) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

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(f) Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(g) There are no Tax allocation or sharing Contracts or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation or sharing Contracts or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(h) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of United States state or local Law or non-United States Law), as a transferee or successor, by Contract, or otherwise.

(i) Neither the Company nor any of its Subsidiaries constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(j) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) No claim has been made by any Governmental Authority in a jurisdiction in which any of the Company or any of its Subsidiaries does not file a Tax Return that such relevant entity is subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has had a permanent establishment in any country other than the country of its organization.

(l) Each of the Company and its Subsidiaries has complied in all material respects with the intercompany transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder.

(m) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income as a result of (i) any change in accounting method initiated by it or any other relevant party on or prior to the Closing, (ii) an installment sale or open transaction arising on or prior to the Closing, or (iii) a prepaid amount received, or paid, on or prior to the Closing.

Section 4.19 Insurance. The Company and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company (the “Company Insurance Policies”) that are adequate and otherwise customary for companies of similar size and financial condition. To the knowledge of the Company, the Company Insurance Policies are valid and enforceable and are in full force and effect and no misrepresentations were made in connection with the applications for such policies. Except for those matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, all premiums due thereon have been paid, and the Company and its Subsidiaries have otherwise complied with the terms and conditions of such policies. Except for those matters that have not had and would not reasonably

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be expected to have a Company Material Adverse Effect, there is no claim for coverage by the Company or any of its Subsidiaries pending under any of the Company Insurance Policies that has been denied or disputed by the insurer. Neither the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company or any of its Subsidiaries that there will be a cancellation or nonrenewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Company or any of its Subsidiaries, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

Section 4.20 Opinion of Financial Advisor. The Company Independent Committee has received the opinion of each of [●] and [●] (each, a “Company Financial Advisor”) that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the Company Shareholders.

Section 4.21 Takeover Statutes. No “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law (collectively, “Takeover Statutes”) or anti-takeover provision in the Company Articles of Incorporation or Company By-Laws will apply to this Agreement or the transactions contemplated hereby, or would prohibit or restrict the ability of the Company to perform its obligations under this Agreement or its ability to consummate the transactions contemplated hereby, including the Merger. No Company Shareholder has any right to demand appraisal of any shares of Company Common Stock or other securities of the Company or rights to dissent which may arise with respect to this Agreement or the transactions contemplated hereby. The Company and the Company Board have taken all action necessary to render the Company Shareholder Rights Agreement inapplicable to this Agreement and the transactions contemplated hereby, including the Merger.

Section 4.22 Required Shareholder Vote. The affirmative vote of (i) the holders of a majority of the voting power of the Company Common Stock outstanding and entitled to vote at the Company Shareholder Meeting, voting together as a single class (collectively, the “Company Shareholder Approval”), is the only vote of holders of any class or series of capital stock of the Company that are necessary to approve the transactions contemplated by this Agreement.

Section 4.23 Brokers. No broker, finder or investment banker (other than the Company Financial Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has provided to Parent a true, correct, and complete copy of any agreement related to the matters contemplated by the foregoing sentence.

Section 4.24 No Other Representations or Warranties. Except for the representations and warranties contained in Article V and in the certificate delivered pursuant to Section 7.3(d), the Company acknowledges that neither Parent, Merger Sub nor any of their respective Representatives has made, and the Company has not relied upon, any representation or warranty, whether express or implied, with respect to Parent, Merger Sub or any of Parent’s other Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections,

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forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company by or on behalf of Parent or Merger Sub.

Article V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except (i) as set forth in the disclosure letter that has been prepared by Parent and delivered by Parent to the Company prior to the date hereof in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter with respect to any Section or subsection of this Article V shall be deemed disclosed with respect to any other Section or subsection of this Article V to the extent such relationship is reasonably apparent on the face of such disclosure) or (ii) as disclosed in the Parent SEC Filings from December 31, 2024 until the date of this Agreement to the extent such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties (other than any forward looking disclosures set forth in any risk factor section, any disclosures in any section related to forward looking statements and any other disclosures therein to the extent they are primarily predictive or forward-looking in nature)(provided, that, notwithstanding the foregoing, in no event shall any disclosure in the Parent SEC Filings qualify or limit the representations and warranties in Section 5.3 (No Conflict; Required Filings and Consents), Section 5.10 (Ownership of Company Shares), Section 5.11 (Vote/Approval Required), Section 5.12 (Brokers), and Section 5.13 (Ownership of Merger Sub; No Prior Activities)), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Good Standing; Subsidiaries.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of the Marshall Islands and has the requisite organizational power and authority to own or use its properties and assets that it purports to own or use, and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned or used by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of the Marshall Islands and has the requisite organizational power and authority to own or use its properties and assets that it purports to own or use, and to carry on its business as it is now being conducted. Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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(c) Each Subsidiary of Parent (other than Merger Sub) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own or use its properties and assets that it purports to own or use, and to carry on its business as it is now being conducted. Each Subsidiary of Parent (other than Merger Sub) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d) As of the date hereof, Parent and its Subsidiaries are the beneficial owners and/or record owners of 6,413,151 shares of Company Common Stock (the “Subject Company Shares”) and Company Shareholder Rights related thereto.

Section 5.2 Authority.

(a) Each of Parent and Merger Sub has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. Except for approvals that have been previously obtained, no other votes or approvals on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. The Parent Board, at a duly held meeting has, by unanimous vote of the directors present and voting (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the consummation of the Merger and the other transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law)).

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement and the consummation of the Merger, and the other transactions contemplated hereby by each of Parent and Merger Sub will not, directly or indirectly (with or without lapse of time or both) (i) conflict with or violate any provision of (A) the Parent Charter or Parent By-laws, Merger Sub’s charter or bylaws or any equivalent organizational or governing documents of any other Subsidiary of Parent or (B) any resolution adopted by the Parent Board, the Parent’s shareholders, or the board of directors or the shareholders of Parent’s Subsidiaries, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b)

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have been made and any waiting periods thereunder have terminated or expired, contravene, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent or by which any property or asset of Parent, Merger Sub or any other Subsidiary of Parent is bound, (iii) contravene, conflict with, or result in a violation or breach of any provision of, result in the loss of any benefit or the imposition of any additional payment or other liability under, give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate, redeem, or modify any Contract to which Parent is a party, exercise any change in control or similar put rights with respect to, or to require a greater rate of interest on, any debt obligations of Parent or (iv) result in the imposition or creation of any Lien upon or with respect to any of the assets or properties owned or used by Parent, Merger Sub or any other Subsidiary of Parent except, as to clauses (ii), (iii), and (iv), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Articles of Merger and the acceptance for record by the Registrar of the Articles of Merger pursuant to the MIBCA, and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4 Permits; Compliance With Law.

(a) None of Parent, Merger Sub or any other Subsidiary of Parent is or since January 1, 2024 has been in conflict with, or in default or violation of any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent or by which any property or assets of Parent, Merger Sub or any other Subsidiary of Parent is bound, except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent, Merger Sub or any other Subsidiary of Parent has received, at any time since January 1, 2024, any written notice or other written communication from any Governmental Authority or any other Person regarding, nor has any knowledge of, any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, except for any such violations or failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5 SEC Filings.

(a) Except as set forth in Section 5.6(a) of the Parent Disclosure Letter, Parent has filed on a timely basis with the SEC all forms, reports, schedules, statements and documents required to be filed by it under the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2024 (collectively, the “Parent SEC Filings”).

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Each Parent SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, neither Merger Sub nor any other Subsidiary of Parent is separately subject to the periodic reporting requirements of the Exchange Act. As used in this Section 5.5, the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted, supplied, or otherwise made available to the SEC.

(b) Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of the Parent Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to Parent required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries (for this purpose, including the Company and its Subsidiaries), is made known to Parent’s principal executive officer and its principal financial officer by others within those Entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of Parent, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports filed with the SEC. Since the enactment of the Sarbanes-Oxley Act, none of Parent or any of its Subsidiaries has made any prohibited loans to any director or executive officer of Parent (as defined in Rule 3b-7 promulgated under the Exchange Act).

(c) To the knowledge of Parent, none of the Parent SEC Filings is the subject of ongoing SEC review and Parent has not received any comments from the SEC with respect to any of the Parent SEC Filings since January 1, 2024 which remain unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting Parent which has not been adequately addressed. None of the Parent SEC Filings, as of the date hereof, is the subject of any confidential treatment request by Parent.

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Section 5.6 Financial Statements; No Undisclosed Liabilities.

(a) Each of the consolidated financial statements contained or incorporated by reference in the Parent SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, complied with the rules and regulations of the SEC as of the date of filing of such Parent SEC Filings, was prepared (except as indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) in accordance with GAAP applied on a consistent basis throughout the periods indicated and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and the omission of notes to the extent permitted by Regulation S-X promulgated by the SEC). The consolidated balance sheet included in Parent’s most recent Annual Report on Form 10-K is referred to herein as the “Parent Balance Sheet.”

(b) None of Parent or its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise), except for liabilities or obligations (i) reflected or reserved against in the Parent Balance Sheet (including in the notes thereto), (ii) incurred in the ordinary course of business consistent with past practice since the date of the Parent Balance Sheet or (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.7 Disclosure Documents.

(a) None of the information supplied or to be supplied by or on behalf of Parent and its Subsidiaries for inclusion or incorporation by reference the Proxy Statement will, at the date it is first mailed to the Company Shareholders, at the time of the Company Shareholder Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent or any Subsidiary of Parent or other information supplied by or on behalf of Parent or any Subsidiary of Parent for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

Section 5.8 Absence of Certain Changes or Events. Since December 31, 2025 until the date of this Agreement, except as set forth in Section 5.9 of the Parent Disclosure Letter or as contemplated by this Agreement, (a) Parent, Merger Sub and each other Subsidiary of Parent has conducted their business only in the ordinary course consistent with past practice and (b) there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance exists that may result in a Parent Material Adverse Effect.

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Section 5.9 Financing.

(a) Parent has, on or prior to the date hereof, delivered to the Company true, complete and correct fully executed copies of (i) the debt commitment letter (including all exhibits, schedules and annexes thereto and as amended or modified from time to time in accordance with its terms and to the extent permitted by Section 6.13(b), the “Debt Commitment Letter”), dated as of the date hereof, from the Debt Financing Sources, and (ii) any fee letters related to the foregoing (redacted, in the case of such fee letters, solely with respect to the amounts and percentages of the fees and other economic terms that are customarily redacted in connection with similar financings; provided, that such redactions would not be reasonably expected to conceal any term that could terminate, reduce to below the Required Amount the amount of, or adversely affect the conditionality or enforceability of the Debt Financing) (the Debt Commitment Letter and each such fee letter, collectively, the “Debt Financing Commitment”), pursuant to which the applicable Debt Financing Sources have committed, on the terms and subject to the conditions set forth therein, to provide debt financing in the amounts set forth therein to Parent for the purposes of, among other things, financing the Merger Consideration and related fees and expenses.

(b) As of the date hereof, the Debt Financing Commitment is a legal, valid, binding and enforceable obligation of Parent and (to Parent’s knowledge) each of the other parties thereto (subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law)). As of the date hereof, the Debt Financing Commitment is in full force and effect, and the Debt Financing Commitment has not been terminated, withdrawn, rescinded or otherwise amended or modified in any respect and the commitments contained therein have not been terminated, withdrawn, rescinded, reduced or otherwise amended or modified in any respect (and no such termination, withdrawal, rescission, reduction, amendment or modification thereof is contemplated other than an amendment or modification solely to join additional Debt Financing Sources thereto). As of the date hereof, there are no side letters or other Contracts, agreements, arrangements or understandings of any kind (written or oral) to which Parent or (to Parent’s knowledge) any of its Affiliates is a party that are directly or indirectly related to the Debt Financing Commitment or the Debt Financing, other than customary engagement letters and fee credit letters. Parent has fully paid any and all commitment fees or other fees or expenses in connection with the Debt Financing that are payable on or prior to the date hereof. As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the Required Amount, other than as expressly set forth in the Debt Commitment Letter. As of the date hereof, no event has occurred as of the date hereof which, with or without notice, lapse of time or both, (i) constitutes, or could reasonably be expected to constitute, a default or breach on the part of Parent or, to Parent’s knowledge, any other party thereto under any term or condition of the Debt Financing Commitment or (ii) could reasonably be expected to (A) make any of the representations of Parent or, to Parent’s knowledge, any other party thereto set forth in the Debt Financing Commitment inaccurate in any respect, (B) result in any of the conditions in the Debt Financing Commitment not being satisfied on a timely basis or (C) otherwise result in the Debt Financing in an amount equal to at least the Required Amount not being available in accordance with the terms of the Debt Financing Commitment. As of the date hereof, no Debt Financing Source has notified Parent of its intention to terminate the Debt Financing Commitment or not to provide all or any portion of the Debt Financing.

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(c) Assuming (1) the accuracy of the representations and warranties set forth in Article IV in all material respects, and (2) the performance by the Company of the covenants and agreements contained in this Agreement in all material respects, the Debt Financing, when funded in accordance with the Debt Financing Commitment, shall provide Parent with cash proceeds on the Closing Date in an amount that, together with cash then otherwise immediately available to Parent, is sufficient for the satisfaction of all of Parent’s obligations under this Agreement and the Debt Financing Commitment, including the (i) payment of the Merger Consideration and the repayment or refinancing of any outstanding Company Funded Debt contemplated or required to be repaid or otherwise satisfied in connection with the consummation of the transactions contemplated hereby, (ii) payment of any and all fees and expenses of or required to be paid by Parent or any of its Affiliates on or prior to the Closing Date in connection with the transactions contemplated hereby and by the Debt Financing and (iii) satisfaction of all other payment obligations of Parent or any of its Affiliates contemplated hereunder and under the other documents contemplated hereby and under the Debt Financing Commitment required to be made at or in connection with the Closing (the amounts contemplated by clauses (i) through (iii), the “Required Amount”).

(d) Parent acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, the consummation of the Debt Financing shall not be a condition to the obligation of Parent to consummate the transactions contemplated hereby.

Section 5.10 Litigation. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the knowledge of Parent, threatened by or before any Governmental Authority, nor, to the knowledge of Parent, is there any investigation pending by any Governmental Authority, in each case, against Parent, Merger Sub or any other Subsidiary of Parent and (b) none of Parent, Merger Sub or any other Subsidiary of Parent, nor any of Parent or any of its Subsidiary’s respective assets or properties, is subject to any outstanding Order of any Governmental Authority.

Section 5.11 Ownership of Company Shares. Except for the Subject Company Shares and Company Shareholder Rights related thereto, neither Parent nor Merger Sub nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record) any shares of Company Common Stock or Company Preferred Stock or holds any rights to acquire or vote any such shares except pursuant to this Agreement.

Section 5.12 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole shareholder of Merger Sub (which shall have occurred within 24 hours of execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

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Section 5.13 Brokers. No broker, finder or investment banker (other than DNB Carnegie) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent, Merger Sub or any other Subsidiary of Parent.

Section 5.14 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding shares of capital stock of Merger Sub are owned directly by Parent.

(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly, through any Subsidiary or Affiliate thereof, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.15 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV and in the certificate delivered pursuant to Section 7.2(d), each of Parent and Merger Sub acknowledge that neither the Company nor any of its Representatives has made, and neither Parent nor Merger Sub has relied upon, any representation or warranty, whether express or implied, with respect to the Company or any of its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent or Merger Sub by or on behalf of the Company.

Article VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company.

(a) The Company covenants and agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Interim Period”), except as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, as required by applicable Law or as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to (i) conduct its business in the ordinary course and in a manner consistent with past practice and (ii) use commercially reasonable efforts to ensure that the Company and each of its Subsidiaries preserve intact their current business organizations, keep available the services of their current officers and employees, and maintain their relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, and other Persons having business relationships with the Company and each of its Subsidiaries, respectively.

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(b) Without limiting the foregoing, the Company covenants and agrees that, during the Interim Period, except as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, as required by applicable Law or as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall not, and shall not cause or permit any of its Subsidiaries to, do any of the following:

(i) amend or propose to amend the Company Articles of Incorporation or Company By-Laws (or such equivalent organizational documents of any Subsidiary of the Company);

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of the Company or any of its Subsidiaries;

(iii) except for (A) dividends and distributions payable or paid to the Company and/or one or more of its wholly owned Subsidiaries by one or more of the Company’s wholly owned Subsidiaries, or (B) quarterly cash dividends payable by the Company in respect of the shares of Company Common Stock, in an amount per share not to exceed $[•] and with the timing of the declaration date, the record date, and the payment date in respect of any such dividend to be consistent with past practice, declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any of its Subsidiaries or other equity securities or ownership interests in the Company or any of its Subsidiaries;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of the Company or any of its Subsidiaries, other than acquisitions of Company Equity Awards upon the forfeiture, exercise or surrender thereof in accordance with their terms as in effect on the date of this Agreement;;

(v) except for transactions among the Company and one or more of its wholly owned Subsidiaries or among one or more wholly owned Subsidiaries of the Company, issue, sell, pledge, dispose, encumber or grant any shares of the Company’s or any of its Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or any of its Subsidiaries’ capital stock or other equity interests;

(vi) grant, confer, award, or modify the terms of any Company Equity Awards, Rights, restricted stock units, restricted stock, performance shares, equity-based compensation or other rights to acquire, or denominated in, any of the Company’s or any of its Subsidiaries’ capital stock or take any action not otherwise contemplated by this Agreement to cause any option to be exercisable (that would otherwise be unexercisable) under any existing stock plan of the Company or any of its Subsidiaries, except as explicitly required by the terms of any Company Equity Awards outstanding on the date of this Agreement;

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(vii) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any assets or property, or any Entity or business or division thereof, except (A) acquisitions by the Company or any of its wholly owned Subsidiaries of or from an existing wholly owned Subsidiary of the Company, (B) acquisitions of assets or property in the ordinary course of business consistent with past practice, or (C) acquisitions for which the fair market value of the total consideration paid by the Company and its Subsidiaries does not exceed $[•] individually or $[•] in the aggregate, other than the purchase of bunkers in the ordinary course of business;

(viii) sell, pledge, lease, dispose of or encumber any property or assets other than dispositions of property or assets (including Subsidiaries of the Company) if the fair market value of the total consideration received therefrom does not exceed $[•]individually or $[•] in the aggregate;

(ix) (A) incur, create or assume any Indebtedness for borrowed money (B) issue or amend the terms of any debt securities, or (C) assume, guarantee or endorse, or otherwise become responsible for the Indebtedness of any other Person (other than a wholly owned Subsidiary of the Company), except that the Company may in the ordinary course of business consistent with past practice incur Indebtedness for borrowed money under the revolving credit facility under the Existing Company Credit Agreement, so long as the aggregate of Indebtedness outstanding under the Existing Company Credit Agreement does not exceed $[•];

(x) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants), other than advances made to officers, directors and employees in the ordinary course of business consistent with past practice, or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to a Company Benefit Plan or otherwise, other than by the Company or a wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company;

(xi) enter into, renew, modify, amend or, other than in accordance with the terms of any Company Material Contract, terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract, except as would not have an adverse economic impact on the Company in excess of an aggregate of $[•] per year in the case of recurring payment obligations or $[•] in the aggregate in the case of any non-recurring payment obligations and would not otherwise impose or renew any material restriction on the Company or terminate, waive, release, compromise or assign any material right or claim;

(xii) except as permitted by Section 6.4(c), waive, release, assign any rights or claims or make any payment, direct or indirect, of any other liability of the Company or any of its Subsidiaries, in an amount in excess of $[•], before the same comes due in accordance with its terms;

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(xiii) except as permitted by Section 6.4(c), (A) pay, discharge, satisfy, settle or compromise (1) any Action, in each case made or pending against the Company or any of its Subsidiaries, excluding relating to Taxes (which shall be subject to the restrictions set forth in Section 6.1(b)(xviii)), other than settlements that (w) do not involve the payment of money damages, (x) do not require any material actions or impose any material restrictions on the business or operations of the Company and its Subsidiaries, (y) provide for the complete release of the Company and its Subsidiaries of all claims and (z) do not provide for any admission of liability by the Company or any of its Subsidiaries and (2) any Action involving any present, former or purported holder or group of holders of the Company Common Stock other than in accordance with Section 6.3 or (B) commence any Action material to the Company and its Subsidiaries, taken as a whole, other than any Action to enforce the terms of this Agreement or any other document or agreement contemplated hereby;

(xiv) except as required pursuant to Company Benefit Plans in effect as of the date hereof, or as otherwise required by Law, (A) hire or terminate any service provider of the Company or any of its Subsidiaries with an annual base compensation in excess of $250,000 or promote or appoint any service provider of the Company or any of its Subsidiaries if such promotion or appointment would result in the service provider earning annual base compensation in excess of $250,000, (B) increase the compensation, perquisites or other benefits payable or to become payable to any current or former service providers of the Company or any of its Subsidiaries, (C) grant any severance or termination pay to, or enter into any severance agreement with, any service providers of the Company or any of its Subsidiaries, (D) enter into any employment, change of control, severance or retention agreement with any current or former service providers of the Company or any of its Subsidiaries, (E) accelerate the vesting or payment of the compensation payable or the benefits provided to or to become payable or provided to any current or former service providers of the Company or any of its Subsidiaries, (F) establish, adopt, enter into, amend or terminate any employee benefit plan, Company Benefit Plan, collective bargaining agreement, plan, trust, fund, policy or arrangement with, or for the benefit of, any current or former service providers of the Company or any of its Subsidiaries or (G) recognize or certify any labor organization or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(xv) make any material change to its methods of accounting in effect as of the date hereof, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law;

(xvi) enter into any new line of business material to the Company and its Subsidiaries, taken as a whole;

(xvii) fail to duly and timely file all material reports and other material documents required to be filed with all Governmental Authorities and other authorities (including the NYSE), subject to extensions permitted by Law;

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(xviii) make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material United States federal, state, local or non-United States income Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material refund, except in each case as required by Law;

(xix) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(xx) permit any material Company Insurance Policy to terminate or lapse without replacing such policy with comparable coverage or amend or cancel any material Company Insurance Policy;

(xxi) amend, terminate, or grant any waiver of any provision of, or redeem the rights issued under, the Company Shareholder Rights Agreement, unless a Change in Company Recommendation has occurred in accordance with Section 6.6;

(xxii) take, or agree to commit to take, any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

(xxiii) authorize, or enter into any Contract to do any of the foregoing.

Section 6.2 Conduct of Business by Parent. Parent covenants and agrees that, during the Interim Period, except as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned) or as may be expressly required or permitted pursuant to this Agreement, Parent shall not, and shall not cause or permit any of its Subsidiaries to take or fail to take any action that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.3 Access to Information.

(a) During the Interim Period, the Company shall, and shall cause its Subsidiaries to, afford to the Representatives of Parent, upon prior notice during normal business hours, reasonable access, and in a manner as does not unreasonably interfere with the business or operations of the Company and its Subsidiaries (taken as a whole), to all its properties (other than for purposes of invasive testing), books, Contracts and records and, during the Interim Period, the Company shall (and shall cause each of its Subsidiaries to) make available to Parent, upon Parent’s reasonable request, such other information concerning its business and properties as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would, in the opinion of the Company’s outside counsel, jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the Company shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply). In addition, the Company shall facilitate any meetings or discussions with Third Parties with whom the Company or any of its

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Subsidiaries has a material contractual relationship that requires such Third Party’s consent in connection with the transactions contemplated by this Agreement or that could reasonably be expected to materially restrict the business or operations of Parent or the Surviving Entity following the Effective Time, in each case, as reasonably requested by Parent. No investigation on the part of Parent or its Representatives shall affect the representations and warranties of the Company contained herein, or limit or otherwise affect the remedies available to Parent or the Company pursuant to this Agreement.

(b) During the Interim Period, the Company and its Representatives shall cooperate with Parent and its Representatives with respect to providing information and making the required determinations with respect to the identification of, and the potential impact and liabilities under Section 280G of the Code associated with, current or former service providers of the Company who are or may be determined to be “disqualified individuals” (within the meaning of Section 280G of the Code) as a result of, or due to, the transactions contemplated by this Agreement.

Section 6.4 Notification of Certain Matters; Transaction Litigation.

(a) During the Interim Period, each of the Company and Parent shall promptly notify the other in writing of any event, condition, fact, or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely or that has had or could reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(c) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any Actions commenced or, to the knowledge of such Party, threatened against, relating to or involving such Party or any of its Subsidiaries, respectively, which relate to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company shall give Parent the opportunity to reasonably participate in the defense and settlement of any shareholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent, unless such settlement involves only the payment of money and the amount of such settlement shall be fully covered by insurance proceeds (other than any retainer amount). Parent shall give the Company the opportunity to reasonably participate in the defense and settlement of any shareholder litigation against Parent and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without the Company’s prior written consent, unless such settlement involves only the payment of money and the amount of such settlement shall be fully covered by insurance proceeds (other than any retainer amount).

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(d) No notification given to Parent or the Company pursuant to this Section 6.3 shall limit or otherwise affect any of the representations, warranties, covenants, or obligations of any Party contained in this Agreement.

Section 6.5 Proxy Statement; Company Shareholder Meeting.

(a) As promptly as reasonably practicable following the date hereof, the Company shall prepare and cause to be filed with the SEC the Proxy Statement. Parent shall furnish to the Company such information concerning itself, its Affiliates and the holders of its capital stock required to be included in the Proxy Statement and provide to the Company such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing the Proxy Statement (or any supplement or amendment thereto) with the SEC, mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by Parent.

(b) If at any time prior to the Effective Time any Party becomes aware of any event or circumstance which is required to be set forth in an amendment or supplement to the Proxy Statement, it shall promptly inform the other Parties, and the Company shall promptly cause such amendment or supplement to be filed with the SEC.

(c) The Company shall take all action necessary under all applicable Laws to call, give notice of, and hold a meeting of the holders of Company Common Stock for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholder Meeting”) as reasonably practicable after the earliest to occur of (i) the date on which the SEC confirms that it has no further comments on the Proxy Statement, (ii) the date upon the Company’s receipt of confirmation from the Staff of SEC that it will not be reviewing the Proxy Statement or (iii) if the Staff of the SEC has failed to affirmatively notify the Company within 10 calendar days after the initial filing of the Proxy Statement with the SEC, the 11th day after such filing (the earliest of (i), (ii) and (iii), the “Proxy Clearance Date”), and the Company shall not submit any other proposal to such holders in connection with the Company Shareholder Meeting (other than (x) a proposal relating to executive compensation as may be required by Rule 14a-21(c) under the Exchange Act, and (y) any customary procedural proposals), without the prior written consent of Parent. As promptly as practicable (and in any event within 10 days after the Proxy Clearance Date), unless otherwise approved in writing by Parent, the Company shall file the definitive Proxy Statement with the SEC and mail to its stockholders the Proxy Statement and all related proxy materials for the Stockholder Meeting. The Company Shareholder Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Proxy Clearance Date (but in any event within 45 days after the Proxy Clearance Date). Each of the Company and the Company Board shall use its reasonable best efforts to obtain from the Company Shareholders the Company

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Shareholder Approval. The Company covenants that, unless a Change in Company Recommendation has occurred in accordance with Section 6.5, (i) the Company shall, through the Company Board, recommend to the Company Shareholders adoption and approval of this Agreement and approval of the Merger, and (ii) the Proxy Statement shall include the Company Board Recommendation. Notwithstanding the foregoing provisions of this Section 6.4(c), if, on a date for which the Company Shareholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Shareholder Approval, whether or not a quorum is present, the Company may at its election, but in consultation with Parent, and the Company shall, at the written request of Parent, make one or more successive postponements or adjournments of the Company Shareholder Meeting; provided, that, without the prior written consent of Parent, the Company may not, at its election, postpone or adjourn the Company Special Meeting, and the Company shall not be required, at the request of Parent, to postpone or adjourn the Company Special Meeting, to a date that is more than 45 days after the date for which the Company Shareholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Nothing contained in this Agreement shall be deemed to relieve the Company of its obligation to submit the Merger to the Company Shareholders for a vote on the approval thereof. The Company agrees that, unless this Agreement shall have been terminated in accordance with Section 8.1, its obligations to hold the Company Shareholder Meeting pursuant to this Section 6.4(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by any Change in Company Recommendation.

Section 6.6 No Solicitation; Change in Recommendation.

(a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries or any purchase or sale of 20% or more of the consolidated assets (including shares or other ownership interests of its Subsidiaries) of the Company and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the Company’s voting securities that, if consummated, would result in any Person (or the shareholders or other equity interest holders of such Person) beneficially owning securities representing 20% or more of the Company’s total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by a Party to this Agreement) being hereinafter referred to as an “Acquisition Proposal”), (ii) participate in any discussions with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or (iv) propose or agree to do any of the foregoing.

(b)

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(i) Notwithstanding anything in this Agreement to the contrary, the Company (including the Company Independent Committee) shall be permitted, prior to the Company Shareholder Meeting to be held pursuant to Section 6.5, and subject to compliance with the other terms of this Section 6.6 and to first entering into a confidentiality agreement having provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), to engage in discussions and negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person first made after the date of this Agreement (that did not result from a breach of this Section 6.6) and which the Company Board concludes in good faith (acting through the Company Independent Committee, if then in existence, after consultation with its outside legal counsel and financial advisors) constitutes or is reasonably likely to result in a Superior Proposal, if and only to the extent that the Company Board concludes in good faith (acting through the Company Independent Committee, if then in existence, and after consultation with its outside legal counsel) that failure to do so would be inconsistent with its duties under applicable Law. The Company shall provide Parent with a copy of any written nonpublic information or data provided to a third party pursuant to the prior sentence prior to or simultaneously with furnishing such information to such third party.

(ii) The Company shall notify Parent promptly (but in no event later than 36 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries by any Person that informs the Company or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). The Company shall also promptly, and in any event within 36 hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 6.6(b) and keep Parent informed of the status and material terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all written material documentation or correspondence relating thereto.

(iii) Except as provided in Section 6.6(b)(iv) or Section 6.6(b)(v), neither the Company Board, nor any committee thereof shall withhold, withdraw or modify in any manner adverse to Parent, or propose publicly to withhold, withdraw or modify in any manner adverse to Parent, the approval, recommendation or declaration of advisability by the Company Board or any such committee thereof with respect to this Agreement or the transactions contemplated hereby (a “Change in Company Recommendation”).

(iv) Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the Company Board (acting through the Company Special Committee, if then in existence) may make a Change in Company Recommendation or terminate this Agreement

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to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 8.1(c) if and only if (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 6.6) is made to the Company by a third party, and such Acquisition Proposal is not withdrawn, (B) the Company Board has concluded in good faith (acting through the Company Special Committee, if then in existence, and after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Company Board has concluded in good faith (acting through the Company Independent Committee, if then in existence, and after consultation with its outside legal counsel) that failure to do so would be inconsistent with its duties under applicable Law, (D) three Business Days shall have elapsed since the Company has given written notice to Parent advising Parent that the Company Board intends to take such action, which notice shall specify in reasonable detail the reasons therefor, including the material terms and conditions of any such Superior Proposal that is the basis of the proposed action, and shall include a copy of such Superior Proposal, a copy of the relevant Alternative Acquisition Agreement or proposed transaction agreements, if any, and a copy of any written financing commitments relating thereto and a written summary of the material terms of any Superior Proposal not made in writing, including with respect to any financing commitments relating thereto (a “Notice of Recommendation Change”) (it being understood that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change and a new three-Business Day period), (E) during such three-Business Day period, the Company has considered and, at the reasonable request of Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification of the terms of this Agreement proposed by Parent and (F) the Company Board, following such three-Business Day period, again determines in good faith (acting through the Company Independent Committee, if then in existence, and after consultation with its outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that such Acquisition Proposal constitutes a Superior Proposal.

(v) Notwithstanding anything in this Agreement to the contrary, in circumstances not involving or relating to an Acquisition Proposal, the Company Board (acting through the Company Independent Committee, if then in existence), may make a Change in Parent Recommendation if and only if (A) a material fact, event, change, development or set of circumstances has occurred or arisen after the date of this Agreement (and, in connection with a Change in Company Recommendation, such fact, event, change, development or set of circumstances does not relate to an Acquisition Proposal received by the Company), (B) the Company Board (acting through the Company Independent Committee, if then in existence) has first determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to do so would be inconsistent with its duties under applicable Law, (C) three Business Days shall have elapsed since the Company has given written notice to Parent advising that the Company Board intends to take such action, which notice shall specify in reasonable detail the reasons therefor, (D) during such three-Business Day period, the Company has considered and, at the reasonable request of Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification of the terms of this Agreement proposed by Parent, and (E) the Company Board (acting through the Company Independent Committee, if then in

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existence), following such three-Business Day period, again determines in good faith (acting through the Company Independent Committee, if then in existence, and after consultation with its outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent), that failure to do so would be inconsistent with its duties under applicable Law.

(vi) Nothing contained in this Section 6.6 shall prohibit the Company or its Subsidiaries from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 8.1(c) or Section 8.1(d), as applicable; and provided, further, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or an Acquisition Proposal received by the Company shall be deemed to be a Change in Company Recommendation unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or refers to the prior recommendation of the Company Board, without disclosing any Change in Company Recommendation.

(c) The Company agrees that it will and will cause its Subsidiaries, and its and their respective Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will use its reasonable best efforts to promptly inform its and its Subsidiaries’ respective Representatives of the obligations undertaken in this Section 6.6.

(d) Subject to Section 8.1(c), Section 8.1(d) and Section 8.3, nothing in this Section 6.6 shall be interpreted as (i) creating a right of the Company or Parent to terminate this Agreement or (ii) affecting any other obligation of the Company or Parent under this Agreement. The Company shall not submit to the vote of the Company Shareholders any Acquisition Proposal other than the Merger prior to the termination of this Agreement.

(e) For purposes of this Agreement:

(i) “Alternative Acquisition Agreement” shall mean any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar Contract (other than an Acceptable Confidentiality Agreement) entered into by, or binding upon, the Company or any of its Subsidiaries relating to any Acquisition Proposal.

(ii) “Superior Proposal” shall mean an unsolicited, bona fide written Acquisition Proposal that the Company Board (acting through the Company Independent Committee, if then in existence) concludes in good faith, after consultation with its financial advisors and outside legal

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counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and any conditions to and expected timing of consummation), (x) is more favorable from a financial point of view to the Company Shareholders than the transactions contemplated by this Agreement (taking into account any revised proposal by the Parent Board on behalf of Parent) and (y) is reasonably capable of being consummated without undue delay; provided, that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 6.6(a), except that the reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving the Company.

Section 6.7 Reasonable Best Efforts; Third Party Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including Section 6.5), each of the Company and Parent shall (and shall cause each of their respective Subsidiaries and Representatives to) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) the defending of any Actions challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b) In connection with and without limiting the foregoing, each of Parent and the Company shall give (or shall cause their respective Subsidiaries to give) any notices to Third Parties, and Parent shall use its reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate with Parent in its efforts, to obtain any Third Party consents not covered by Section 6.7(a) that are necessary, proper or advisable to consummate the Merger; provided, however, that Parent shall promptly reimburse the Company for any reasonable and documented out-of-pocket expenses and costs incurred in connection with the Company’s obligations under this Section 6.7(a). Each of the Parties will furnish to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with the

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preparation of any required governmental filings or submissions with a Governmental Authority (in the case of information to be furnished to any Governmental Authority, which may be designated and provided on an outside counsel basis only) and will cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other Parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other Party with copies of all material correspondence, filings or communications between any Party and any Governmental Authority with respect to this Agreement and the transactions contemplated hereby. To the extent practicable, and permitted by a Governmental Authority, each Party shall permit Representatives of the other Parties to participate in meetings (whether by telephone or in person) with such Governmental Authority. Notwithstanding the foregoing, except as may be required by Law, obtaining any approval or consent from any Third Party pursuant to this Section 6.7(a) shall not be considered a condition to the obligations of Parent and Merger Sub to consummate the Merger.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Third Party with respect to the Merger pursuant to this Section 6.7, (i) without the prior written consent of Parent, none of the Company, any of its Subsidiaries or any of the Company’s or its Subsidiaries’ Representatives, shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person and (ii) neither the Company nor any of its Subsidiaries shall be obligated to pay or commit to pay any amount, to waive any right or benefit, incur any obligation unless in each such case it is conditioned on completion of the Merger, make any accommodation or otherwise take any action in connection with obtaining any such approval or consent. To the extent consistent with applicable Law, the Company shall cooperate with Parent and Merger Sub with respect to accommodations that may be requested or appropriate to obtain such consents.

Section 6.8 Employee Matters.

(a) Employees of the Company or its Subsidiaries immediately prior to the Effective Time who remain employees of Parent, the Surviving Entity or any of their Affiliates following the Effective Time are hereinafter referred to as the “Continuing Employees.” For the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, Parent shall, or shall cause the Surviving Entity or any of their Affiliates to, provide for each Continuing Employee (i) at least the same base salary and wage rate, (ii) short-term target incentive compensation opportunities that are no less favorable than those provided to each such Continuing Employee immediately prior to the Effective Time, and (iii) employee benefits (excluding severance payments and benefits, transaction-based payments and benefits, equity and equity-based awards, defined benefit pensions, and retiree welfare benefits) that are substantially comparable, in the aggregate, to those provided to each such Continuing Employee immediately prior to the Effective Time.

(b) Parent agrees that the Surviving Entity shall cause the Surviving Entity’s employee benefit plans established following the Closing Date (if any) and any other employee benefit plans covering the Continuing Employees following the Effective Time (collectively, the “Post-Closing Plans”), to recognize the service of each Continuing Employee (to the extent such service was recognized by the Company or its

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Subsidiaries) for purposes of eligibility, vesting and determination of the level of benefits (but not for benefit accrual purposes under a defined benefit pension plan) under the Post-Closing Plans, to the extent such recognition does not result in the duplication of any benefits.

(c) For the calendar year including the Effective Time, the Continuing Employees shall not be required to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under the Post-Closing Plans that provide medical, dental and other welfare benefits (collectively, the “Post-Closing Welfare Plans”) to the extent amounts were previously credited for such purposes under comparable Company Benefit Plans that provide medical, dental and other welfare benefits.

(d) As of the Effective Time, any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such Post-Closing Welfare Plans shall be waived with respect to the Continuing Employees (except to the extent any such waiting period, pre-existing condition exclusion or requirement to show evidence of good health was already in effect with respect to such employees and has not been satisfied under the applicable Company Benefit Plan in which the participant then participates or is otherwise eligible to participate as of immediately prior to the Effective Time).

(e) Nothing contained in this Section 6.8, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Company Benefit Plan, Post-Closing Plan or other employee benefit plan or constitute a limitation on rights to amend, modify, merge or terminate after the Effective Time any Company Benefit Plan, Post-Closing Plan or other employee benefit plan, (ii) give any Continuing Employee (including any beneficiary or dependent thereof) or other Person any third-party beneficiary or other rights or (iii) obligate Parent or any of its Affiliates to (A) maintain any particular Company Benefit Plan or Post-Closing Plan or (B) retain the employment or services of any Continuing Employee or other Person.

Section 6.9 Public Announcements. The Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby, and none of the Parties shall issue any such press release or make any such public filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed). If for any reason it is not practicable to consult with the other Parties before making any public statement with respect to this Agreement or any of the transactions contemplated hereby, then the Party making such statement shall not make a statement that is inconsistent with public statements or filings to which the other Parties had previously consented.

Section 6.10 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Person”) as provided under the Company Articles of Incorporation, Company By-Laws or the Company’s indemnification Contracts or undertakings, in each case as in effect on the date of this Agreement, shall be assumed by the Surviving Entity in the Merger,

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without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms for a period of six years (or, in the event that any Action is pending or asserted during such six-year period, until the final disposition of such Action, if after expiration of such six-year period).

(b) For six years after the Effective Time (or, in the event that any Action is pending or asserted during such six-year period, until the final disposition of such Action, if after expiration of such six-year period), to the fullest extent permitted under applicable Law, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, indemnify, defend and hold harmless each Indemnified Person against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Person for any documented, out-of-pocket legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Entity’s receipt of an undertaking by such Indemnified Person to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under applicable Law; provided, however, that neither Parent nor the Surviving Entity will be liable for any settlement effected without the prior written consent of Parent and the Surviving Entity (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) The Surviving Entity shall, and Parent shall cause the Surviving Entity to, (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Entity may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries when compared to the insurance maintained by the Company as of the date hereof) or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Entity be required to expend an annual premium for such coverage in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Entity will obtain, and Parent will cause the Surviving Entity to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium. Notwithstanding anything herein to the contrary, the Company shall be permitted to purchase any such “tail” insurance policy prior to the Effective Time.

(d) The obligations of Parent and the Surviving Entity under this Section 6.10 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner

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as to adversely affect any Indemnified Person to whom this Section 6.10 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 6.10 applies shall be third party beneficiaries of this Section 6.10, each of whom may enforce the provisions of this Section 6.10).

(e) In the event Parent, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume all of the obligations set forth in this Section 6.9. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.11 Merger Sub. Parent shall take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any Indebtedness.

Section 6.12 Section 16 Matters. The Company each shall take all such steps as may be necessary or appropriate to ensure that any dispositions of Company Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13 Debt Financing.

(a) Parent shall, and shall use reasonable best efforts to cause each of its Affiliates to, use its reasonable best efforts to take all actions and do all things necessary, proper or advisable to obtain the proceeds of the Debt Financing in an amount equal to at least the Required Amount on the terms and subject only to the conditions set forth in the Debt Financing Commitment at or prior to the Closing, including (i) complying with its obligations under the Debt Financing Commitment, (ii) maintaining in effect the Debt Financing Commitment and the definitive financing agreements related to the Debt Financing (the “Definitive Agreements”) in accordance with the terms and conditions thereof, (iii) negotiating, entering into and delivering the Definitive Agreements on a timely basis on terms and conditions (including the flex provisions) contained in the Debt Financing Commitment and without any Prohibited Modification, (iv) satisfying on a timely basis all conditions applicable to Parent and/or its Affiliates contained in the Debt Financing Commitment and the Definitive Agreements within their control, including the payment of any commitment, engagement or placement fees required as a condition to the Debt Financing, (v) enforcing all of its rights, and using reasonable best

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efforts to enforce the obligations of the other parties, under the Debt Financing Commitment and the Definitive Agreements and (vi) consummating, and obtaining the proceeds of, the Debt Financing at or prior to the Closing. Parent shall, upon the request of the Company, keep the Company informed on a current and timely basis and in reasonable detail of the status of its efforts to obtain the Debt Financing and of developments concerning the timing of the closing of the Debt Financing. Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice (A) of any actual or threatened (in writing) violation, breach or default (or, to Parent’s knowledge, any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any violation, breach or default) by any party to the Debt Financing Commitment or any Definitive Agreement or any termination of the Debt Financing Commitment or any Definitive Agreement, (B) of any actual or threatened (in writing) reduction, withdrawal, repudiation or termination of the Debt Financing by any party to the Debt Financing Commitment or (C) if at any time for any reason Parent has determined in good faith that it will not be able to obtain all or any portion of the Required Amount of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Financing Commitment or any Definitive Agreement.

(b) Parent shall not, without the prior written consent of the Company: (i) amend, modify, supplement, or waive any of the conditions to funding contained in the Debt Financing Commitment or any Definitive Agreement or any other provision of, or remedies under, the Debt Financing Commitment or any Definitive Agreement, in each case, to the extent such amendment, modification or supplement could reasonably be expected to have the effect of (A) reducing the amount of the Debt Financing to an amount less than the Required Amount, (B) otherwise adversely affecting the ability of Parent in any material respect to timely consummate the transactions contemplated by this Agreement, including the ability to pay the Required Amount in full, (C) adding new or additional conditions or amending, modifying or supplementing any of the existing conditions to the Debt Financing, (D) delaying, preventing or impeding the Closing or making the timely funding of the Debt Financing (in an amount no less than the Required Amount) or satisfaction of the conditions to obtaining the Required Amount under the Debt Financing less likely to occur or (E) adversely affecting the ability of Parent to enforce its rights against the other parties to the Debt Financing Commitment or the Definitive Agreements (the effects described in clauses (A) through (E), collectively, the “Prohibited Modification”); or (ii) terminate the Debt Financing Commitment or any Definitive Agreement; provided, however, subject to compliance with the other provisions of this Section 6.13, Parent may (1) amend, modify, supplement or waive any provision of the Debt Commitment Letter to add Financing Sources that have not executed the Debt Commitment Letter as of the date hereof, (2) amend the Definitive Agreements to implement any flex provisions contained in the Debt Financing Commitment or (3) otherwise amend, modify or supplement the Debt Financing Commitment or any Definitive Agreement so long as such amendment, modification or supplement could not effect a Prohibited Modification. Parent shall promptly deliver to the Company copies of any such amendment, modification, supplement or replacement (with customary redactions solely to the extent consistent with the requirements under Section 5.9). In the event Parent amends, modifies, supplements or replaces the Debt Financing Commitment or any Definitive Agreement in accordance with this Section 6.13, references to “Debt Financing,” “Debt Financing Sources,” “Definitive Agreements,” and “Debt Financing Commitment” (and other like terms in this Agreement) as used in this Agreement shall be deemed to refer to the Debt Financing Commitment and/or Definitive Agreement as so amended, modified or supplemented. In the event all conditions to the Debt Financing Commitment have been satisfied (or waived) and all of the

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conditions set forth in Section 7.1 and Section 7.2 (not including conditions which are to be satisfied by the delivery of documents, or taking of any other action, at the Closing by any Party) have been satisfied (or waived), Parent shall use its reasonable best efforts to cause the Debt Financing Sources to fund the Debt Financing in an amount no less than the Required Amount for purposes of consummating the transactions contemplated by this Agreement.

(c) If all or any portion of the Debt Financing becomes unavailable for any reason, Parent shall (i) notify the Company in writing of such event and the reasons giving rise to such event, as promptly as practicable following the occurrence of such event, (ii) use reasonable best efforts, and cause each of its Affiliates to use reasonable best efforts, to arrange and obtain, as promptly as possible following the occurrence of such event, alternative financing for any such unavailable portion of the Debt Financing from the same or alternative sources, which may include one or more of a loan financing, an offering and sale of notes, or any other financing or offer and sale of other debt securities, or any combination thereof, (A) in an amount sufficient, when added to any portion of the Debt Financing that is and will be available, that is equal to or greater than the Required Amount, (B) containing conditions that (1) are not more onerous to Parent than those conditions contained in the Debt Financing Commitment as of the date hereof and (2) could not reasonably be expected to delay the Closing, and (C) which does not contain any Prohibited Modification (any such alternative financing, the “Alternative Debt Financing”) and (iii) obtain a new financing commitment letter (together with its related term sheets and fee letters, the “Alternative Debt Financing Commitment”) or a new definitive agreement with respect thereto that provides for such Alternative Debt Financing. In the event Parent obtains Alternative Debt Financing in accordance with this Section 6.13, references to “Debt Financing,” “Debt Financing Sources,” and “Definitive Agreements” (and other like terms in this Agreement) as used in this Agreement shall be deemed to include any Alternative Debt Financing (and consequently the term “Debt Financing” shall include any available portion of the then-existing Debt Financing and the Alternative Debt Financing), and the term “Debt Financing Commitment” as used in this Agreement shall be deemed to include any Alternative Debt Financing Commitment.

(d) From the date hereof until the Closing, the Company shall use its reasonable best efforts to provide, and the Company shall cause its Subsidiaries to use reasonable best efforts to provide, and the Company shall use reasonable best efforts to cause each of its Representatives to use reasonable best efforts to provide, at Parent’s sole cost and expense, customary cooperation, to the extent reasonably requested by Parent, necessary or advisable for the arrangement of the Debt Financing or any Alternative Debt Financing, including using reasonable best efforts to do the following:

(i) participating (and causing appropriate members of senior management of the Company to participate) in a reasonable number of lender marketing meetings, presentations, drafting sessions, road shows, due diligence sessions and calls and sessions and other customary syndication activities with ratings agencies and prospective financing sources, in each case, in connection with the Debt Financing and with reasonable advance notice and at reasonable times and locations to be mutually agreed upon (it being understood that any such meetings may take place via videoconference or web conference at the Company’s option);

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(ii) at least seven (7) Business Days prior to the Closing Date, providing all information regarding the Company required in connection with the Debt Financing by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, in each case, as reasonably requested by Parent in writing at least fifteen (15) Business Days prior to the Closing Date;

(iii) furnishing Parent as promptly as reasonably possible with the Required Information;

(iv) furnishing Parent with reasonable information and materials with respect to the Company to be used in Parent’s preparation of customary lender presentations, bank information memoranda (including a version thereof that does not contain material non-public information), business projections, offering documents, prospectuses, memoranda and other similar documents for the Debt Financing, including customary authorization letters related thereto authorizing the distribution of information to prospective lenders and containing customary representations with respect to the presence or absence of material non-public information about the Company and regarding the accuracy of the information provided by, or with respect to, the Company; provided, that any such information distributed (including any authorization letters) shall contain customary language which shall exculpate the Company and its Representatives and Affiliates with respect to any liability related to or responsibility for the contents of such information or related marketing materials by the recipients thereof, except to the extent of the representations with respect to the presence or absence of material non-public information described above;

(v) assisting with the preparation and/or filing of, and executing and delivering, any customary pledge and security documents and any other agreements, documents or certificates that facilitate the pledging of collateral as reasonably requested by Parent and required for the funding of the Debt Financing, including UCC termination statements, similar release documents (if any), and delivery of possessory collateral, all of which shall be effective only at or after Closing;

(vi) cooperating with the Debt Financing Sources’ due diligence efforts (including the provision of “backup” support), to the extent reasonable and customary for financings similar to the Debt Financing; and

(vii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent that are necessary or advisable to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available on the Closing Date to consummate the transactions contemplated by this Agreement.

(e) Notwithstanding anything to the contrary in this Section 6.13, nothing in Section 6.13(c) shall require any such cooperation or action to the extent that it could:

(i) require the Company or any of its Affiliates or any of their respective Subsidiaries or officers, directors, managers, employees, advisors, accountants, consultants, auditors, agents or other Representatives to pay (or agree to pay) any commitment or other fee, (ii) require the Company or any

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of its Affiliates or any of their respective Subsidiaries or any individual who is a member of the board of directors (or other similar governing body) of such entities to pass resolutions or consents to approve, or authorize the execution of, the Debt Financing (other than any such resolutions or consents that (x) are passed by Persons who will continue as members of the board of directors (or other similar governing body) of the Company after the occurrence of the Closing and (y) are subject to and conditioned upon, and do not become effective until, the occurrence of the Closing);

(iii) require the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives to enter into, execute or deliver any Contract or other documentation (other than (1) the authorization letters referred to in this Section 6.7(a) and (2) with respect to the Acquired Companies only, any such documents that (x) are executed or delivered, as applicable, by Persons who will continue as officers or members of the board of directors (or other similar governing body) of the Company after the occurrence of the Closing and (y) are subject to and conditioned upon, and do not become effective until, the occurrence of the Closing);

(iv) impose any personal liability on the officers, directors, managers, employees, advisors, accountants, consultants, auditors, agents or other Representatives of the Company, its Affiliates or their respective Subsidiaries;

(v) unreasonably interfere with the operation of the business of the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives;

(vi) cause any representation or warranty in this Agreement to be breached by the Company, its Affiliates or its Subsidiaries or require any waiver or amendment of the terms of this Agreement;

(vii) conflict with or result in any violation of the organizational documents of the Company or its Subsidiaries or any of their respective Affiliates or any Law;

(viii) result in the contravention of, or result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company, its Subsidiaries or any of their respective Affiliates is party or by which it is bound (and, in each case, which was not entered into in contemplation of this Agreement);

(ix) provide access to or disclose information that the Company or its Subsidiaries reasonably determines would jeopardize any attorney-client or similar privilege or protection of the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives so long as the Company or its Subsidiaries shall have used commercially reasonable efforts to disclose such information in a way that would not waive such privilege or protection;

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(x) require the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives to provide any solvency or other similar certificate of its chief financial officer or similar Representative; or

(xi) require the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives to provide or prepare any projections, pro forma financial statements or other forward-looking financial information or any financial information other than the Required Information.

(f) Notwithstanding anything to the contrary herein, the failure of the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives to comply with this Section 6.13 shall not give rise to the failure of the condition precedent set forth in Section 7.2(b) or termination right pursuant to Section 8.1(e) unless Parent’s failure to obtain any portion of the proceeds of the Debt Financing was a result of the material breach of the obligations of the Company to comply with its obligations under this Section 6.13.

(g) Parent hereby consents to the customary use of its logos in connection with the Debt Financing prior to the Closing Date; provided that such logos are used solely in a manner that is not intended or reasonably likely to (i) harm or disparage the Company or its Subsidiaries or their reputation, goodwill or marks or (ii) otherwise materially adversely affect the Company or any of its Subsidiaries.

(h) Notwithstanding any other provision set forth herein, the Confidentiality Agreement or in any other agreement between the Company and Parent (or their respective Affiliates), the Company agrees that Parent and its Affiliates may share any confidential information with respect to the Company and its Subsidiaries with any Debt Financing Sources, and that Parent and its Affiliates and such Debt Financing Sources may share such information with potential Debt Financing Sources in connection with any marketing efforts with respect to the Debt Financing; provided, that the recipients of such information and any other confidential information contemplated to be provided by the Company and the Acquired Companies or any of their respective Affiliates pursuant to this Section 6.13 are subject to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank books or offering materials.

(i) Upon written request by the Company, Parent will (i) upon the earlier of the Closing and termination of this Agreement in accordance with Section 8.1, reimburse the Company and its Subsidiaries for any reasonable and documented out-of-pocket costs or expenses (limited in the case of legal expenses, to the reasonable and documented out-of-pocket attorney’s fees of one firm of outside counsel) incurred or otherwise payable by the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives in connection with their cooperation requested by Parent pursuant to this Section 6.13 and (ii) indemnify, defend and hold harmless the Company and its Affiliates and their respective Subsidiaries and Representatives, and the successors and assigns of each of the foregoing Persons, from and against any and all liabilities, losses, damages, claims, reasonable and documented out-of-pocket costs and expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the cooperation or efforts pursuant to this Section 6.13 or otherwise in complying with their obligations in connection with the arrangement of the Debt Financing (including actions taken in accordance with this Section 6.13) or any information used or misused in

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connection therewith, except to the extent that any of the foregoing arises from the bad faith, gross negligence, material breach or willful misconduct of the Company or its Subsidiaries, in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision.

(j) The Parties acknowledge and agree that the provisions contained in this Section 6.13 represent the sole obligation of the Company and its Affiliates and any of their respective Subsidiaries or Representatives with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent with respect to the transactions contemplated by this Agreement (including the Debt Financing Commitment), and no other provision of this Agreement or the Debt Financing Commitment shall be deemed to expand or modify such obligations.

(k) Parent and Merger Sub acknowledge and agree that their obligations to pay all of their payment obligations hereunder and consummate the Closing, including the Merger and the other transactions contemplated hereby, are not conditioned or contingent upon receipt of any Debt Financing.

Section 6.14 Voting of Shares. Parent shall vote or cause to be voted, and shall cause its controlled Affiliates to vote or cause to be voted at the Company Shareholder Meeting, all shares of Company Common Stock beneficially owned by it or any of its controlled Affiliates as of the record date for the Company Shareholder Meeting in favor of the adoption and approval of this Agreement and the approval of the Merger. Parent agrees not to, and to cause each of its controlled Affiliates that beneficially own shares of Company Common Stock not to, sell, dispose, hypothecate, pledge, assign or otherwise transfer any shares of Company Common Stock, other than the pledging of such shares as collateral for the Debt Financing.

Section 6.15 Takeover Statutes. If any Takeover Statute becomes or is deemed applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Takeover Statute inapplicable to the foregoing.

Section 6.16 Resignation of Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent prior to the Closing Date (to be effective as of the Effective Time) the resignation of each director of the Company and each of its Subsidiaries (in each case, in their capacities as directors, and not as employees) as Parent shall request in writing not less than five Business Days prior to the Closing Date.

Section 6.17 Stock Exchange Delisting. Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take all actions reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of the NYSE to enable the delisting of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

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Section 6.18 Payoff of Company Funded Debt. The Company shall, and shall cause its Subsidiaries to, deliver to Parent, at least five (5) Business Days prior to the Closing Date, a draft of, and on or prior to the Closing Date, an executed copy of, a customary payoff letter from the agent or lenders, as applicable, under the Existing Company Credit Agreement and each other Contract in respect of Company Funded Debt, in each case, in form and substance reasonably satisfactory to Parent, (i) setting forth the amount required to pay-off in full on the Closing Date the indebtedness and other obligations outstanding under such Company Funded Debt Agreement and all other related loan documents (including, but not limited to, the outstanding principal, accrued and unpaid interest, and prepayment and other penalties) (with respect to each Company Funded Debt Agreement, the “Payoff Amount”), and (ii) setting forth the wire transfer instructions for the payment of the applicable Payoff Amount. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts (in each case, subject to the payment of the applicable Payoff Amount) to deliver to Parent (or the agent or lenders, as applicable, under each Company Funded Debt Agreement, in the case of prepayment and termination notices) on or prior to the Closing (or on or prior to the date required under the Company Funded Debt Agreement, in the case of prepayment and termination notices), in form and substance reasonably satisfactory to Parent, all documents, filings, and notices required for the termination of each such Company Funded Debt Agreement.

Article VII

CONDITIONS

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each Party to effect the Merger and to consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permitted by Law) waiver by each of the Parties, at or prior to the Effective Time, of the following conditions:

(a) Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

(b) No Restraints. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or otherwise restraining, enjoining, preventing, prohibiting or making illegal the transactions contemplated by this Agreement, including the Merger.

Section 7.2 Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Closing, of the following additional conditions:

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(a) Representations and Warranties. Each of the representations and warranties of the Company (i) set forth in Section 4.3(a)-(c) (Capital Structure) and the first sentence of Section 4.3(e) shall be true and correct in all respects (other than any de minimis inaccuracies) as of the date of this Agreement and as of the Closing as though made on the Closing, (ii) set forth in Section 4.1(a) (Organization and Good Standing; Subsidiaries), Section 4.2 (Authority), Section 4.21 (Takeover Statutes), Section 4.22 (Required Shareholder Vote) and Section 4.23 (Brokers) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) in all material respects as of the date of this Agreement and as of the Closing as though made on the Closing, and (iii) set forth in this Agreement, other than those described in clauses (i) and (ii) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing as though made on the Closing, except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, that in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject, in the case of the representations and warranties described in clause (ii) above and this clause (iii), to such qualifications) as of such date only.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, circumstance, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) FIRTPA Certificates. The Company shall have delivered to Parent a statement issued by the Company pursuant to sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations, certifying that the stock of the Company is not a U.S. real property interest.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub (i) set forth in Section 5.1(a), (b) and (d) (Organization and Good Standing;

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Subsidiaries), Section 5.2 (Authority), and Section 5.12 (Brokers) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” and words of similar import set forth therein) in all material respects as of the date of this Agreement, and as of the Closing as though made on the Closing and (ii) set forth in this Agreement, other than those described in clauses (i) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement, and as of the Closing as though made on the Closing, except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided, that in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject, in the case of the representations and warranties described in this clause (ii), to such qualifications) as of such date only.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval (except as otherwise expressly noted), as follows:

(a) by mutual written agreement of each of Parent and the Company; or

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated on or before [●]1 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party if the failure of such Party (and in the case of Parent, including the failure of Merger Sub) to perform any of its obligations under this Agreement has been a primary cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date; or

(ii) any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order or other action shall have become final and non-appealable; provided, however, that the right

1 Diana Note to Draft Outside Date to be the 6-month anniversary of the date of this Agreement.

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to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and in the case of Parent, including the failure of Merger Sub) to perform any of its obligations under this Agreement; or

(c) by the Company, if, (i) the Company Board authorizes the Company, to the extent permitted by and subject to compliance with Section 6.5(b), to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) concurrently with the termination of this Agreement, the Company, subject to compliance with Section 6.5(b)(iv), enters into an Alternative Acquisition Agreement providing for a Superior Proposal, and (iii) prior to or substantially concurrently with such termination, the Company pays to Parent the amount required to be paid pursuant to Section 8.3; or

(d) by Parent, if, (i) the Company Board shall have failed to recommend that the Company Shareholders vote to adopt and approve this Agreement, (ii) there shall have occurred a Change in Company Recommendation, (iii) the Company Board shall have approved, endorsed, or recommended any Acquisition Proposal, (iv) the Company shall have failed to include the Company Board Recommendation in the Joint Proxy Statement, (v) the Company, or any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries, shall have violated, breached, or taken any action inconsistent with any of the provisions set forth in Section 6.6 in any material respect, (vi) the Company Board or any committee thereof shall have resolved or proposed to take any action described in clauses (i) through (v) of this sentence, or (vii) the Company Shareholder Meeting shall not have been called and held as required by Section 6.5(c);

(e) by either the Company or Parent, if there shall have been a breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which breach, either individually or in the aggregate, (i) would result in, if occurring or continuing on the Closing Date, the failure to be satisfied of the condition set forth in Section 7.2(a) or Section 7.2(b) or Section 7.3(a) or Section 7.3(b), as the case may be, and (ii) cannot be cured on or before the Outside Date or, if curable, is not cured by the breaching Party within 30 days of receipt by such breaching Party of written notice of such breach; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall not have such right if such Party is then in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 7.2(a) or Section 7.2(b) or Section 7.3(a) or Section 7.3(b), as the case may be, would not be satisfied; or

(f) by Parent or the Company, if the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at the duly convened Company Shareholder Meeting.

Section 8.2 Effect of Termination. In the event that this Agreement is terminated and the Merger and the other transactions contemplated by this Agreement are abandoned pursuant to Section 8.1, written notice thereof shall be given to the other Parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any Party (or any of the respective Subsidiaries of Parent or the Company or any of the Company’s or Parent’s respective Representatives), and all rights and obligations of any Party shall cease; provided, however, that,

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notwithstanding anything in the foregoing to the contrary, (a) no such termination shall relieve any Party of any liability or damages (which the Parties agree shall be determined by the courts referred to in Section 9.11 and, to the extent proven, with due regard to Section 9.7, shall not necessarily be limited to reimbursement of expenses or out of pocket costs) resulting from or arising out of fraud or any willful and material breach of this Agreement, and (b) the Confidentiality Agreement, this Section 8.2, Section 8.3, Article IX and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 8.1 (and no such termination shall relieve any Party of any liability arising under Section 8.3 of this Agreement). If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

Section 8.3 Expenses; Fees.

(a) Except as set forth in this Section 8.3 or as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such Expenses, whether or not the Merger is consummated; provided, however, that the Company and Parent shall share equally all Expenses related to the printing, mailing and distribution of the Proxy Statement, other than attorneys’ and accountants’ fees.

(b) If this Agreement is terminated by the Company pursuant to Section 8.1(e) (and at such time this Agreement is not otherwise terminable by Parent pursuant to Section 8.1(e)), then Parent shall pay to the Company the Company Expense Reimbursement within three Business Days after termination of this Agreement.

(c) If this Agreement is terminated by Parent pursuant to Section 8.1(e) (and at such time this Agreement is not otherwise terminable by the Company pursuant to Section 8.1(e)), then the Company shall pay to Parent the Parent Expense Reimbursement within three Business Days after termination of this Agreement.

(d) If this Agreement is terminated by (i) the Company pursuant to Section 8.1(c), or (ii) by Parent pursuant to Section 8.1(d), then, in each such case, the Company shall pay to Parent a termination fee of $[●]2 (the “Termination Fee”), in the case of the foregoing clause (ii), within three Business Days after termination of this Agreement.

(e) In the event that (i) (X) after the date of this Agreement, an Acquisition Proposal (substituting in the definition thereof “fifty percent (50%)” for “twenty percent (20%)” in each place such term appears) is publicly proposed or publicly disclosed, and not publicly withdrawn at least two (2) Business Days, prior to the Company Shareholder Meeting and this Agreement is terminated by the Company or Parent pursuant to Section 8.1(f), or (Y) after the date of this Agreement, an Acquisition Proposal (substituting in the definition thereof “fifty percent (50%)” for “for “twenty percent (20%)” in each place such term appears) in respect of the Company is proposed or disclosed, whether or not made public, and (A) solely if the Company Shareholder Approval shall not have been obtained, this Agreement is terminated by the Company or

2 Diana Note to Draft: To be 3.0% of equity value at the deal price.

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Parent pursuant to Section 8.1(b)(i), or (B) this Agreement is terminated by Parent pursuant to Section 8.1(f), and (ii) concurrently with or within twelve (12) months after such termination, the Company (A) consummates a transaction in respect of an Acquisition Proposal (substituting in the definition thereof “fifty percent (50%)” for “for “twenty percent (20%)” in each place such term appears) in respect of the Company, regardless of whether such Acquisition Proposal is made prior to or after the termination of this Agreement (a “Company Qualifying Transaction”), or (B) enters into a definitive agreement providing for a Company Qualifying Transaction and later consummates such Company Qualifying Transaction, then the Company shall pay Parent the Termination Fee within three (3) Business Days after the consummation of such Company Qualifying Transaction.

(f) In the event that Parent or its designee, or the Company or its designee, as applicable, shall receive full payment of the Termination Fee, the Company Expense Reimbursement or the Parent Expense Reimbursement, as applicable, pursuant this Section 8.3, the receipt of the Termination Fee, the Company Expense Reimbursement or the Parent Expense Reimbursement, as applicable, shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Party receiving the Termination Fee, the Company Expense Reimbursement or the Parent Expense Reimbursement, as applicable, or any of its Affiliates with this Agreement (and the termination hereof), the transactions herein (and the abandonment thereof) or any matter forming the basis for such termination.

(g) Each of the Parties acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either the Company or Parent, as the case may be, commences an Action that results in a judgment against the other Party for the payment of any amount set forth in this Section 8.3, such paying Party shall pay the other Party its documented, out-of-pocket costs and expenses (including reasonable fees of counsel) in connection with such Action, together with interest on such amount at the annual rate of 5.00% for the period from the date such payment was originally required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law. The parties hereto acknowledge and agree that the right to receive the Termination Fee, the Company Expense Reimbursement or the Parent Expense Reimbursement, as applicable, under this Agreement shall not limit or otherwise affect the Company’s, Parent’s or Merger Sub’s right to specific performance as provided in Section 9.8, but for the avoidance of doubt, (A) under no circumstances shall Parent, directly or indirectly, be permitted or entitled to receive both a grant of specific performance that results in the Closing, on the one hand, and the payment of the Termination Fee or the Parent Expense Reimbursement or any other damages, on the other hand, (B) in no event shall the Company be required to pay the Termination Fee or the Parent Expense Reimbursement on more than one occasion, (C) under no circumstances shall the Company directly or indirectly, be permitted or entitled to receive both a grant of specific performance that results in the Closing, on the one hand, and the payment of the Company Expense Reimbursement or any other damages, on the other hand, and (D) in no event shall Parent be required to pay the Company Expense Reimbursement on more than one occasion.

Section 8.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by their respective boards of directors

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(or similar governing body or entity or committees thereof) at any time before or after receipt of the Company Shareholder Approval, and prior to the Effective Time; provided, however, that (a) after the Company Shareholder Approval shall have been obtained, there shall not be any amendment of this Agreement that by applicable Law requires further approval or authorization by the Company Shareholders without such further approval or authorization, and (b) notwithstanding anything to the contrary herein, this Section 7.4 and Sections 9.7, 9.14 and 9.15 (and any other provision of this Agreement to the extent an amendment, modification or termination of such provision would modify the substance of any of the foregoing provisions) may not be amended, modified, waived or terminated in a manner that is materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources that are party to the Debt Commitment Letter (such consent not to be unreasonably withheld, delayed or conditioned). This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the Parties.

Section 8.5 Waiver. At any time prior to the Effective Time, subject to applicable Law, any Party may (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 8.4, waive compliance with any agreement or condition contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Article IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations and Warranties. None of the representations or warranties in this Agreement or any certificate or other writing delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the Effective Time or the termination of this Agreement pursuant to Section 8.1.

Section 9.2 Notices. Any notice, request, claim, demand and other communications hereunder shall be sufficient if in writing and sent (i) by facsimile transmission (providing confirmation of transmission) or e-mail of a pdf attachment (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (Eastern time) shall be deemed to have been received at 9:00 a.m. (Eastern time) on the next Business Day) or (ii) by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.2):

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if to Parent or Merger Sub:

Diana Shipping Inc.
Pendelis 16, 175 64 Palaio Faliro
Athens, Greece
Attention: Semiramis Paliou; Ioannis Zafirakis
Email: spaliou@dianashippinginc.com; izafirakis@dianashippinginc.com with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Philip Richter; Colum Weiden

Email: philip.richter@friedfrank.com colum.weiden@friedfrank.com if to the Company:

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
Attention: John Wobensmith
Email: John.Wobensmith@gencoshipping.com

with a copy (which shall not constitute notice) to:

Herbert Smith Freehills Kramer LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Thomas E. Molner; Michael J. Mayerfeld
Email: thomas.molner@hsfkramer.com; michael.mayerfeld@hsfkramer.com

Section 9.3 Interpretation; Certain Definitions. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Appendix or Exhibit, such reference shall be to an Article or Section of, or an Appendix or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

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Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor Laws, and the rules and regulations promulgated thereunder. References to a person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof and (c) all other terms and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.5 Assignment; Delegation. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties (except to the Surviving Entity). Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 9.6 Entire Agreement. This Agreement (including the Company Disclosure Letter, Parent Disclosure Letter, exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.7 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except (a) for the provisions of Section 6.10, and (b) the Debt Financing Sources may enforce the provisions of this Section 9.7, Section 8.4, Section 9.14 and Section 9.15, and (c) the right of the Company, as representative of Company Shareholders, to seek damages in accordance with Section 8.2 in the event of Parent’s or Merger Sub’s fraud or willful and material breach of this Agreement; provided, however, that it is acknowledged and agreed that neither this provision nor any other provision in this Agreement is intended to provide the Company Shareholders (or any Person not a party hereto acting on their behalf) the ability to seek (whether in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company) the enforcement of, or directly seek any remedies pursuant to, this Agreement, or otherwise create any rights in the Company Shareholders under this Agreement or otherwise, including against the Company or its directors, under any theory of law or equity, including under the applicable Laws of agency

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or the Laws relating to the rights and obligations of third-party beneficiaries. For the avoidance of doubt as to the Parties’ intent, the determination of whether and how to terminate, amend, make any waiver or consent under, or enforce this Agreement, and whether and how (if applicable) to distribute any damages award to its shareholders, shall exclusively belong to the Company in its sole discretion. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8 Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10 Governing Law. This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the Laws of the State of New York without giving effect to any choice of Law or conflict of Law provision that would cause the application of the Laws of any jurisdiction other than the State of New York, except to the extent that the Laws of the Republic of the Marshall Islands are mandatorily applicable to the Merger.

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Section 9.11 Consent to Jurisdiction.

(a) Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and to the jurisdiction of the United States District Court for the State of New York, for the purpose of any Action (whether based on contract, tort or otherwise) directly or indirectly arising out of or relating to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement thereof, and each Party hereby irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any New York state or federal court.

(b) Each Party hereby (i) irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party and nothing in this Section 9.11 shall affect the right of any Party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any United States federal court located in the State of New York or any New York state court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

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Section 9.13 Debt Financing Source Provisions. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself and its Subsidiaries (collectively, the “Company Related Parties”): (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court; (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt Financing; (c) agrees not to bring or support, or permit any Company Related Party to bring or support, any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York; (d) agrees that service of process upon any Company Related Party in any such proceeding shall be effective if notice is given in accordance with Section 9.2; (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court; (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any proceeding brought against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; and (g) agrees that none of the Debt Financing Sources will have any liability to the Company or any other Company Related Party relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise.

Section 9.14 No Recourse. Each Party agrees, on behalf of itself and its former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, controlled Affiliates, members, managers, general or limited partners, stockholders and assignees of it and its controlled Affiliates, that all Actions, claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership, limited liability company or other entity veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement or any other agreement referenced herein or contemplated hereby or the transactions contemplated hereunder or thereunder (including the Debt Financing), (b) the negotiation, execution or performance of this Agreement or any other agreement referenced herein or contemplated hereby (including any representation or warranty made in, in connection with, or as an

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inducement to, this Agreement or such other agreement), and (c) any breach or violation of this Agreement or any other agreement referenced herein or contemplated hereby, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (or any other agreement referenced herein or contemplated hereby, as applicable) and in accordance with, and subject to the terms of, this Agreement (or any other agreement referenced herein or contemplated hereby, in each case as applicable).

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED By: ________________________________ Name: Title:

DIANA SHIPPING INC. By: _______________________________ Name: Title: [MERGER SUB] By: _______________________________ Name: Title:

[Signature Page to Agreement and Plan of Merger]